The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities nor do they seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Filed Pursuant to Rule 424(b)(2)
Registration No. 333-212269

SUBJECT TO COMPLETION, DATED AUGUST 8, 2016

PRELIMINARY PROSPECTUS SUPPLEMENT
(To Prospectus dated July 12, 2016)

$

Meta Financial Group, Inc.

% Fixed-to-Floating Rate Subordinated Notes Due             , 2026

We are offering $                aggregate principal amount of our                 fixed-to-floating rate Subordinated Notes due 2026 (the “Notes”). The Notes will mature on                , 2026. From and including                , 2016 until but excluding                , 2021, we will pay interest on the Notes semi-annually in arrears on each              and                 at a fixed annual interest rate equal to                %. From and including                , 2021, to the maturity date, the interest rate shall reset quarterly to an annual interest rate equal to the then-current three-month LIBOR plus                 basis points, payable quarterly in arrears.  Notwithstanding the foregoing, in the event that three-month LIBOR is less than zero, three-month LIBOR shall be deemed to be zero.

Meta Financial Group, Inc. may, at its option, beginning with the interest payment date of                , 2021, and on any interest payment date thereafter, redeem the Notes, in whole or in part, at a redemption price equal to 100% of the principal amount of the Notes to be redeemed plus accrued and unpaid interest to the date of redemption. Any partial redemption will be made in accordance with The Depository Trust Company’s applicable procedures among all of the holders of the Notes. The Notes will not otherwise be redeemable by Meta Financial Group, Inc. prior to maturity, unless certain events occur, as described under “Description of the Notes—Redemption” in this prospectus supplement. The Notes will not be convertible or exchangeable.

The Notes are unsecured, and there is no sinking fund for the Notes. The Notes will be subordinated in right of payment to the payment of our existing and future senior indebtedness, including all of our general creditors, and they will be structurally subordinated to all of our subsidiaries’ existing and future indebtedness and other obligations, including the bank deposits of MetaBank, our subsidiary bank (the “Bank”). In the event of our bankruptcy or insolvency, the holders of the Notes will not be entitled to receive any payment with respect to the Notes until all holders of senior indebtedness are paid in full. The Notes are obligations of Meta Financial Group, Inc. only and are not obligations of, and are not guaranteed by, any of our subsidiaries.

Currently, there is no public trading market for the Notes. We do not intend to list the Notes on any securities exchange or to have the Notes quoted on a quotation system.

	Public Offering Price(1)	Underwriting Discounts	Proceeds to Us (Before Expenses)
Per Note	%	%	%
Total	$	$	$

(1)	Plus accrued interest, if any, from the original issue date.

Investing in the Notes involves risks. See “Risk Factors” beginning on page S‑11 of this prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The Notes are not savings accounts, deposits or other obligations of our bank subsidiary and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

The underwriter expects to deliver the Notes to purchasers in book-entry form through the facilities of The Depository Trust Company, on or about                , 2016.

Prospectus Supplement dated                , 2016.

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus and any free writing prospectus that we prepare and distribute. We have not authorized anyone to provide you with different information. If you receive any additional or inconsistent information, you should not rely on it. We are not making an offer to sell the Notes covered by this prospectus supplement in any jurisdiction where the offer or sale is not permitted.

i

ABOUT THIS PROSPECTUS SUPPLEMENT

Unless otherwise indicated or the context requires otherwise, all references in this prospectus supplement and the accompanying prospectus to “Meta Financial,” the “Company,” “we,” “us,” and “our” or similar references refer to Meta Financial Group, Inc.

This document consists of two parts. The first part is this prospectus supplement, which describes the specific terms of this offering and certain other matters and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. The second part is the accompanying prospectus, which describes more general information about the Company, some of which may not apply to the offering. You should read both this prospectus supplement and the accompanying prospectus, together with the additional information described below under the heading “Where You Can Find More Information.” Generally, when we refer to the “prospectus,” we are referring to both parts of this document combined.

We have not authorized anyone to provide you with information different from that contained or incorporated by reference in this prospectus supplement, the accompanying prospectus or any free writing prospectus. You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus and any free writing prospectus that we prepare and distribute. The information contained in this prospectus supplement is accurate only as of the date of this prospectus supplement, regardless of the time of delivery of this prospectus supplement or of any sale of the securities offered pursuant to this prospectus supplement.  You should not assume that the information in or incorporated by reference in this prospectus supplement and the accompanying prospectus is accurate or complete at any date other than the date mentioned on the cover page of the particular document containing such information.  Our business, financial condition, results of operations and prospects may have changed since that date. To the extent the information set forth in this prospectus supplement differs from the information set forth in the accompanying prospectus or any document incorporated herein by reference filed prior to the date of this prospectus supplement, you should rely on the information in this prospectus supplement.  Any statement made in this prospectus supplement or in a document incorporated by reference in this prospectus supplement will be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained herein or in any other subsequently filed document that is also incorporated by reference in this prospectus supplement modifies or supersedes that statement. Any statement so modified or superseded will not, except as so modified or superseded, constitute a part of this prospectus supplement.

We are offering to sell, and seeking offers to buy, the Notes only in jurisdictions where offers and sales are permitted. The distribution of this prospectus and the offering of the Notes in certain jurisdictions may be restricted by law.

This document does not constitute an offer to sell, or a solicitation of an offer to buy, any securities in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction.

Currency amounts in this prospectus are stated in U.S. dollars.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy, at prescribed rates, any documents we have filed with the SEC at its Public Reference Room located at 100 F Street, N.E., Washington, DC 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. We also file these documents with the SEC electronically. You can access the electronic versions of these filings on the SEC’s internet website found at http://www.sec.gov. You may also obtain free copies of the documents we have filed with the SEC from our internet website at http://www.metafinancialgroup.com. These filings will be available as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. The information found on, or that may be accessed through, the Company’s website is not incorporated by reference in this prospectus supplement or the accompanying prospectus and should not be considered a part of this prospectus supplement or the accompanying prospectus.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus supplement. This means that we can disclose important information by referring you to another document filed separately with the SEC. The information that we incorporate by reference is deemed to be a part of this prospectus supplement. This prospectus supplement incorporates by reference the documents listed below that we have previously filed with the SEC. The documents contain important information about us.

Our SEC Filings
(File No. 000-22140)	Period or Filing Date

Annual Report on Form 10-K	Year ended September 30, 2015;

Quarterly Reports on Form 10-Q	Quarters ended December 31, 2015; March 31, 2016; and June 30, 2016

Current Reports on Form 8-K
Filed on October 30, 2015, November 20, 2015, November 25, 2015, December 8, 2015, December 17, 2015, January 26, 2016, January 28, 2016, February 23, 2016, April 28, 2016, May 10, 2016, May 23, 2016, May 24, 2016 and July 25, 2016 (excluding all information furnished in such reports under Item 2.02 or Item 7.01); and

The description of our common stock contained in a Registration Statement on Form 8-A, including any amendment or report filed for the purpose of updating such description	July 29, 1993

We also incorporate by reference additional documents that we will file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (other than portions of the documents that are specifically furnished under Item 2.02 or Item 7.01 of a Current Report on Form 8-K and exhibits furnished on such form that relate to such items, unless otherwise indicated therein) after the date of our initial registration statement relating to the securities covered by this prospectus supplement until the completion of the distribution of such securities. Those documents include periodic reports such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements on Schedule DEF 14A.

Documents which we incorporate by reference are available from us without charge, excluding all exhibits, unless we have specifically incorporated by reference an exhibit in this prospectus supplement. You may obtain documents incorporated by reference in this prospectus supplement by requesting them in writing or by telephone from us at:

Meta Financial Group, Inc.
Attention: Corporate Secretary
5501 South Broadband Lane,
Sioux Falls, South Dakota 57108
(605) 782-1767

FORWARD-LOOKING STATEMENTS

This prospectus supplement and accompanying prospectus and the documents that are incorporated by reference herein and therein may contain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. You can identify forward-looking statements by words such as “may,” “hope,” “will,” “should,” “expect,” “plan,” “anticipate,” “intend,” “believe,” “estimate,” “predict,” “potential,” “continue,” “could,” “future” or the negative of those terms or other words of similar meaning. You should read statements that contain these words carefully because they discuss our future expectations or state other “forward-looking” information.

These forward-looking statements include statements with respect to the Company’s beliefs, expectations, estimates, and intentions that are subject to significant risks and uncertainties, and are subject to change based on various factors, some of which are beyond the Company’s control. Such statements address, among others, the following subjects: future operating results; customer retention; loan and other product demand; important components of the Company’s statements of financial condition and operations; growth and expansion; new products and services, such as those offered by MetaBank (the “Bank”) or Meta Payment Systems® (“MPS”), a division of the Bank; credit quality and adequacy of reserves; technology; and the Company’s employees. Actual results may differ materially from those contained in such forward-looking statements. The following factors, among others, could cause the Company’s financial performance and results of operations to differ materially from the expectations, estimates, and intentions expressed in such forward-looking statements: the strength of the United States’ economy, in general, and the strength of the local economies in which the Company conducts operations; the effects of, and changes in, trade, monetary, and fiscal policies and laws, including interest rate policies of the Board of Governors of the Federal Reserve System, as well as efforts of the United States Treasury in conjunction with bank regulatory agencies to stimulate the economy and protect the financial system; inflation, interest rate, market, and monetary fluctuations; the timely development of, and acceptance of new products and services offered by the Company, as well as risks (including reputational and litigation) attendant thereto, and the perceived overall value of these products and services by users; the risks of dealing with or utilizing third parties; any actions which may be initiated by our regulators; the impact of changes in financial services laws and regulations, including, but not limited to, laws and regulations relating to the tax refund industry and the insurance premium finance industry, our relationship with our primary regulators, the Office of the Comptroller of the Currency (“OCC”) and the Federal Reserve, as well as the Federal Deposit Insurance Corporation (“FDIC”), which insures the Bank’s deposit accounts up to applicable limits; technological changes, including, but not limited to, the protection of electronic files or databases; acquisitions; litigation risk, in general, including, but not limited to, those risks involving the MPS division; the growth of the Company’s business, as well as expenses related thereto; continued maintenance by the Bank of its status as a well-capitalized institution, particularly in light of our deposit base, a substantial portion of which has been characterized as “brokered”; changes in consumer spending and saving habits; and the success of the Company at managing and collecting assets of borrowers in default.

The foregoing list of factors is not exclusive. Additional discussions of factors affecting the Company’s business and prospects are contained in the Company’s periodic reports on Form 10-K and Form 10-Q, Current Reports on Form 8-K and other filings made with the SEC. The Company expressly disclaims any intent or obligation to update any forward-looking statements, whether written or oral, that may be made from time to time by or on behalf of the Company or its subsidiaries except as required by law.

PROSPECTUS SUPPLEMENT SUMMARY

The following summary is qualified in its entirety by the more detailed information included elsewhere or incorporated by reference into this prospectus supplement or the accompanying prospectus. Because this is a summary, it may not contain all of the information that is important to you. You should read this entire prospectus supplement and the accompanying prospectus, including the section entitled “Risk Factors” and the documents incorporated by reference herein and therein, including our consolidated financial statements and the notes to those consolidated financial statements contained in such documents, before making an investment decision.

Company Overview

Meta Financial, a registered unitary savings and loan holding company regulated by the Federal Reserve, is a Delaware corporation. The principal assets of Meta Financial are all the issued and outstanding shares of the Bank, a federal savings bank, the accounts of which are insured up to applicable limits by the Deposit Insurance Fund (“DIF”) of the FDIC. Unless the context otherwise requires, references herein to Meta Financial include Meta Financial and the Bank, and all subsidiaries of Meta Financial, direct or indirect, on a consolidated basis.

The Bank, a wholly-owned full-service banking subsidiary of Meta Financial, is both a community-oriented financial institution offering a variety of financial services to meet the needs of the communities it serves and a payments company providing services on a nationwide basis. The business of the Bank consists of attracting retail deposits from the general public and investing those funds primarily in loans for one- to- four-family residential mortgages, commercial and multi-family real estate, agricultural operations and real estate, construction, consumer and commercial operations, and premium finance. The Bank also purchases mortgage-backed securities and other investments permissible under applicable regulations. The Bank has four market areas: Northwest Iowa (“NWI”), Brookings, South Dakota (“Brookings”), Central Iowa (“CI”), and Sioux Empire (“SE”). The Bank’s home office is located at 5501 South Broadband Lane, Sioux Falls, South Dakota. NWI operates two offices in Storm Lake, Iowa. Brookings operates one office in Brookings, South Dakota. CI operates a total of four offices in Iowa: Des Moines (2), West Des Moines, and Urbandale. SE operates three offices and one administrative office in Sioux Falls, South Dakota. AFS/IBEX is also operated under the Bank segment. AFS/IBEX provides nationwide, commercial insurance premium financing for business and insurance agencies, through offices in Texas and California.

The Company’s payments business, Meta Payment Systems (“MPS”), includes our electronic payments division and Refund Advantage, our tax refund-transfer software division. MPS offers prepaid cards and other payment industry products and services nationwide and operates out of Sioux Falls, South Dakota. Refund Advantage offers professional tax refund-transfer services used by independent Electronic Refund Originators and their customers and operates out of Louisville, Kentucky.

The Company’s revenues are derived primarily from interest on commercial and residential mortgage loans, mortgage-backed securities and other investments, fees generated through the activities of MPS and Refund Advantage, consumer loans, agricultural operating loans, commercial operating loans, income from service charges, loan origination fees and loan servicing fee income.

As of June 30, 2016, the Company had total consolidated assets of $3.14 billion, deposits of $2.19 billion and total stockholders’ equity of $332.7 million.

Meta Financial’s headquarters are located at 5501 South Broadband Lane, Sioux Falls, South Dakota 57108 and our telephone number is (605) 782-1767. Our internet address is http://www.metafinancialgroup.com. The reference to our website does not constitute incorporation by reference of the information contained on the website, which should not be considered part of this prospectus supplement or the accompanying prospectus.

THE OFFERING

The following summary of this offering contains basic information about this offering and the terms of the Notes and is not intended to be complete. It does not include all the information that is important to you. For a more complete understanding of the Notes, please refer to the section of this prospectus supplement entitled “Description of the Notes.”

Issuer:	Meta Financial Group, Inc.

Securities Offered:	% Fixed-to-Floating Rate Subordinated Notes due , 2026.

Aggregate Principal Amount:	$

Maturity Date:
         , 2026 (the “Maturity Date”). If the Maturity Date is not a business day, the payment required to be made on the Maturity Date will be made on the next succeeding business day with the same force and effect as if it had been made on the Maturity Date.  No additional interest will accrue as a result of delayed payment.

Issue Price:

Interest Rate:	From and including the issue date until but excluding , 2021:

• a fixed per annum rate of %.

From and including , 2021, until but excluding the Maturity Date:

•       a floating per annum rate equal to the then-current three-month LIBOR rate, determined on the determination date of the applicable interest period, plus      basis points.  Notwithstanding the foregoing, in the event that three-month LIBOR is less than zero, three-month LIBOR shall be deemed to be zero.

Interest Payment Dates:
Commencing on         , 2017, from and including the date of issuance until but not including           , 2021, we will pay interest on the Notes on     and     of each year. From and including     , 2021, through the Maturity Date or earlier redemption date, we will pay interest on the Notes on      ,       ,      , and         of each year.

Record Dates:
From         , 2016, until but excluding         , 2021, interest on each Note will be payable to the person in whose name such Note is registered on     and     of each year (whether or not a business day) immediately preceding the applicable interest payment date. From        , 2021, until the Maturity Date or earlier redemption date, interest on each Note will be payable to the person in whose name such Note is registered on    ,     ,      , and          of each year (whether or not a business day) immediately preceding the applicable interest payment date.

Ranking:	The Notes will be unsecured, subordinated and:

•       will rank junior in right of payment and upon our liquidation to any existing and all future senior indebtedness (as defined in the Indenture (as hereinafter defined) and described under “Description of the Notes” in this prospectus supplement);

• will rank junior in right of payment and upon our liquidation to any of our existing and all of our future general creditors;

• will rank equal in right of payment and upon our liquidation with any existing and all future indebtedness the terms of which provide that such indebtedness ranks equally with the Notes;

•       will rank senior in right of payment and upon our liquidation to (i) our existing subordinated debentures underlying our outstanding trust preferred securities, and (ii) any indebtedness the terms of which provide that such indebtedness ranks junior to the Notes; and

•       will be effectively subordinated to all of the existing and future indebtedness, deposits and other liabilities of the Bank and our other current and future subsidiaries, including without limitation the Bank’s depositors, liabilities to general creditors and liabilities arising during the ordinary course or otherwise.

As of June 30, 2016, Meta Financial Group, Inc., at the holding company level, had no indebtedness ranking senior to the Notes and had $10.3 million of indebtedness, consisting of our existing subordinated debentures underlying our outstanding trust preferred securities, ranking junior to the Notes.  As of June 30, 2016, the Bank had outstanding indebtedness, total deposits and other liabilities of $2.81 billion all of which ranks structurally senior to the Notes.

As adjusted to give effect to the offering of the Notes, as if the offering had been completed as of June 30, 2016, Meta Financial and the Bank had, on a consolidated basis, $          of indebtedness. In the future, we may incur substantial other indebtedness, including senior indebtedness and indebtedness ranking equally with the Notes. The Indenture governing the Notes does not contain any limitation on the amount of debt or other obligations ranking senior to or equally with the indebtedness evidenced by the Notes that we may hereafter incur.

Redemption:
The Company may, at its option, beginning with the interest payment date of          , 2021, and on any interest payment date thereafter, redeem the Notes, in whole or in part, at a redemption price equal to 100% of the principal amount of the Notes to be redeemed plus accrued and unpaid interest to the date of redemption. Any partial redemption will be made in accordance with the Depository Trust Company's applicable procedures among all of the holders of the Notes. The Notes are not subject to repayment at the option of the holders. We may also redeem the Notes, at our option, in whole, at any time, or in part, from time to time, if (i) a change or prospective change in law occurs that could prevent us from deducting interest payable on the notes for U.S. federal income tax purposes, (ii) a subsequent event occurs that precludes the notes from being recognized as Tier 2 capital for regulatory capital purposes, or (iii) we are required to register as an investment company under the Investment Company Act of 1940, as amended, in each case, at a redemption price equal to 100% of the principal amount of the Notes plus any accrued and unpaid interest through, but excluding, the redemption date. For more information, see “Description of the Notes—Redemption” in this prospectus supplement.

Form:	Fully registered global notes in book-entry form.

Denominations:	$1,000 and integral multiples of $1,000 in excess thereof.

Sinking Fund:	There is no sinking fund for the Notes.

Events of Default; Remedies:
The Notes will contain customary payment, covenant and insolvency events of default. There is no right of acceleration in the case of a default in the payment of interest on the Notes or in our non-performance of any other obligation under the Notes or the Indenture (as hereinafter defined). However, if an insolvency-related event of default occurs, the principal of, and accrued and unpaid interest on, the Notes will become immediately due and payable without any action of the trustee or the holders of the Notes. In the event of such an acceleration of the maturity of the Notes, all of our obligations to holders of our senior indebtedness will be entitled to be paid in full before any payment or distribution, whether in cash, securities or other property, can be made on account of the principal of, or interest on, the Notes. See “Description of the Notes—Events of Default; Limitation on Suits” in this prospectus supplement.

Further Issuances:
The Notes will be limited initially to $            in aggregate principal amount.  We may, from time to time, without notice to or the consent of the holders of the Notes, create and issue further notes ranking equally with the Notes and with identical terms in all respects (or in all respects except for the offering price, the payment of interest accruing prior to the issue date of such further notes, or except for the first payment of interest following the issue date of such further notes) in order that such further notes may be consolidated and form a single series with the Notes and have the same terms as to status, redemption or otherwise as the Notes.

Use of Proceeds:
We estimate that the net proceeds from this offering will be approximately $                , after deducting estimated expenses and underwriting discounts and commissions. We intend to use the net proceeds from this offering to pay related fees and expenses and for general corporate purposes, potential acquisitions and investments in the Bank as regulatory capital to support growth.  See “Use of Proceeds” in this prospectus supplement.

The Subordinated Indenture and the Trustee:
The Notes will be issued pursuant to the subordinated indenture between us and U.S. Bank National Association (the “Trustee”), as trustee, as amended and supplemented by the First Supplemental Indenture to be dated the original issue date of the Notes (the “Indenture”). The Trustee will also act as the Paying Agent, Calculation Agent and Registrar and with respect to the Notes.

Listing and Trading Markets:
The Notes will be new securities for which there is no existing market.  We do not intend to list the Notes on any securities exchange or to have the Notes quoted on a quotation system. Currently, there is no public market for the Notes and there can be no assurance that any public market for the Notes will ever develop.

Risk Factors:
Investing in the Notes involves significant risks. Please refer to “Risk Factors” and other information included or incorporated by reference in this prospectus supplement or the accompanying prospectus for a discussion of factors you should carefully consider before investing in the Notes.

Governing Law:	The Notes and the Indenture will be governed under New York law.

SUMMARY OF SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

The following tables set forth consolidated financial data for the Company as of and for each of the five years ended September 30, 2015, 2014, 2013, 2012 and 2011 (which has been derived from our audited consolidated financial statements), and as of and for the three and nine months ended June 30, 2016 and 2015 (unaudited). You should read these tables together with the historical consolidated financial information contained in our consolidated financial statements and related notes, as well as “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” included in our Annual Report on Form 10-K for the year ended September 30, 2015, and our Quarterly Report on Form 10-Q for the quarter ended June 30, 2016, which have been filed with the SEC and are incorporated herein by reference. Information for the three and nine months ended June 30, 2016 and 2015, is derived from unaudited interim consolidated financial statements and has been prepared on the same basis as our audited consolidated financial statements and includes, in the opinion of management, all adjustments, consisting of only normal recurring adjustments, necessary to present fairly the data for such period. The results of operations for the three months and nine months ended June 30, 2016 do not necessarily indicate the results which may be expected for any future interim period or for the full year. We have consummated acquisitions in recent fiscal periods. The results and other financial information of those acquired operations are not included in the tables below for the periods or dates prior to their respective acquisition dates and, therefore, the results for these prior periods are not comparable in all respects and may not be predictive of our future results.

	June 30, 2016	September 30, 2015
	(dollars in thousands) (unaudited)
Selected Financial Condition Data:
Total assets	$3,144,166	$2,529,705
Loans receivable, net	$854,506	$706,255
Securities available for sale	$1,442,798	$1,256,087
Securities held to maturity	$604,589	$345,744
Goodwill and intangible assets	$67,016	$70,505
Deposits	$2,186,956	$1,657,534
Total borrowings	$556,544	$561,317
Stockholders’ equity	$332,669	$271,335
Common Shares Outstanding	8,523,641	8,163,022

	At or for the three months ended June 30,		At or for the nine months ended June 30,
	2016	2015	2016	2015
	(dollars in thousands, except per share data) (unaudited)

Selected Operations Data
Total interest income	$20,763	$15,254	$59,667	$45,244
Total interest expense	844	593	2,255	1,727
Net interest income	19,919	14,661	57,412	43,517
Provision for loan losses	2,098	700	4,057	1,341
Net interest income after provision for loan losses	17,821	13,961	53,355	42,176
Total non-interest income	23,807	15,424	81,542	43,068
Total non-interest expense	31,627	24,473	103,425	70,305
Income before income tax expense	10,001	4,912	31,472	14,939
Income tax expense	1,128	272	4,258	1,523
Net income	8,873	4,640	27,214	13,416

Stock and Related Per Share Data
Earnings per common share:
Basic	$1.05	$0.67	$3.24	$2.05
Diluted	$1.04	$0.66	$3.22	$2.03
Cash dividends paid per common share	$0.13	$0.13	$0.39	$0.39
Book value per common share	$39.03	$30.13	$39.03	$30.13
Tangible book value per share	$31.17	$27.01	$31.17	$27.01
Market Price (NASDAQ: CASH):
High	$53.76	$43.81	$53.76	$43.81
Low	$43.55	$38.41	$36.22	$32.02
Close	$50.96	$42.92	$50.96	$42.92

	At or for the three months ended June 30,		At or for the nine months ended June 30,
	2016	2015	2016	2015
	(dollars in thousands) (unaudited)

Performance and Other Ratios
Return on average assets	1.16%	0.79%	1.23%	0.78%
Return on average equity	11.12%	8.65%	12.16%	9.07%
Net interest margin	3.27%	3.00%	3.23%	3.01%
Cost of Funds	0.13%	0.11%	0.12%	0.11%
Net loan recoveries (charge-offs)	$(3,409)	$(184)	$(4,192)	$(506)
Net loan recoveries (charge-offs) to average loans	0.41%	0.03%	0.54%	0.09%

	June 30, 2016	September 30, 2015
	(unaudited)
Credit Quality Ratios
Non-performing assets to total assets	0.07%	0.31%
Allowance for loan losses to non-performing loans	277%	80%

Other Data
Dividends declared per share	$0.39	$0.52
Number of retail bank branches	10	10
Full time equivalent employees	648	638

	At or for the year ended September 30,
	2015	2014	2013	2012	2011
	(dollars in thousands, except share and per share data)
Selected Financial Condition Data
Total assets	$2,529,705	$2,054,031	$1,691,989	$1,648,898	$1,275,481
Loans receivable, net	706,255	493,007	380,428	326,981	314,410
Securities available for sale	1,256,087	1,140,216	881,193	1,116,692	619,248
Securities held to maturity	345,744	282,933	288,026	-	-
Goodwill and intangible assets	70,505	2,588	2,339	2,035	1,315
Deposits	1,657,534	1,366,541	1,315,283	1,379,794	1,141,620
Total borrowings	561,317	497,721	216,456	47,710	29,365
Stockholders’ equity	271,335	174,802	142,984	145,859	80,577
Common Shares Outstanding	8,163,022	6,169,604	6,070,654	5,443,881	3,146,867

Selected Operations Data
Total interest income	$61,607	$48,660	$38,976	$37,297	$39,059
Total interest expense	2,387	2,398	2,954	3,563	4,747
Net interest income	59,220	46,262	36,022	33,734	34,312
Provision for loan losses	1,465	1,150	-	1,049	278
Net interest income after provision for loan losses	57,755	45,112	36,022	32,685	34,034
Total non-interest income	58,174	51,738	55,503	69,574	57,491
Total non-interest expense	96,506	78,231	74,403	75,463	83,262
Income before income tax expense	19,423	18,619	17,122	26,796	8,263
Income tax expense	1,368	2,906	3,704	9,682	3,623
Net income	18,055	15,713	13,418	17,114	4,640
Stock and Related Per Share Data
Earnings per common share:
Basic	$2.68	$2.57	$2.40	$4.94	$1.49
Diluted	$2.66	$2.53	$2.38	$4.92	$1.49

	At or for the year ended September 30,
	2015	2014	2013	2012	2011
	(dollars in thousands, except share and per share data)
Selected Financial Ratios and Other Data
Performance Ratios
Return on average assets	0.78%	0.81%	0.78%	1.22%	0.41%
Return on average equity	8.83%	10.01%	9.36%	18.47%	5.71%
Net interest margin	3.03%	2.80%	2.48%	2.56%	3.21%
Cost of Funds	0.11%	0.14%	0.19%	0.28%	0.46%

Credit Quality Ratios
Non-performing assets to total assets	0.31%	0.05%	0.05%	0.16%	1.24%
Allowance for loan losses to non-performing loans	80%	547%	568%	219%	53%

Other Data
Book value per common share outstanding at end of year	$33.24	$28.33	$23.55	$26.79	$25.61
Tangible book value per common share outstanding at end of year	$24.60	$27.91	$23.17	$26.42	$25.19
Dividends declared per share at end of year	0.52	0.52	0.52	0.52	0.52
Number of full-service offices at end of year	10	11	11	12	12
Full time equivalent employees	638	453	432	410	389

RISK FACTORS

An investment in the Notes is subject to certain risks. Before you decide to invest in the Notes, you should consider the risk factors below relating to the offering as well as the risk factors described in our Annual Report on Form 10 K for the fiscal year ended September 30, 2015, as may be supplemented by other documents incorporated by reference into this prospectus supplement or the accompanying prospectus. Please refer to “Where You Can Find More Information” in this prospectus supplement and the accompanying prospectus for discussions of these other filings. If any of the risks and uncertainties actually occurs, our business, financial condition, and results of operations could be materially adversely affected. If this were to happen, our ability to pay principal and interest on the Notes, and the value of the Notes, could decline significantly, and you could lose all or part of your investment. This prospectus supplement is qualified in its entirety by those risk factors.

Risks Related to this Offering and Ownership of the Notes

Our obligations under the Notes will be unsecured and subordinated to our existing and future senior indebtedness and general creditors.

Our obligations under the Notes will be unsecured and subordinated in right of payment to all of our existing and future senior indebtedness (as defined in the Indenture and described under “Description of the Notes” in this prospectus supplement). This means that we may not be permitted to make any payments of principal or interest on the Notes if we default on a payment obligation under any senior indebtedness. Our obligations under the Notes will also be subordinate and junior in right of payment to our and our subsidiaries’ general creditors. In addition, the Notes will effectively be subordinated to all of the existing and future indebtedness, deposits and other liabilities of our current and future subsidiaries, including our principal subsidiary, the Bank.

As of June 30, 2016, Meta Financial, at the holding company level, had no indebtedness ranking senior to the Notes and had $10.3 million of indebtedness, consisting of our existing subordinated debentures underlying our outstanding trust preferred securities, ranking junior to the Notes.  As of June 30, 2016, the Bank had outstanding indebtedness, total deposits and other liabilities of $2.81 billion all of which ranks structurally senior to the Notes.  As adjusted to give effect to the offering of the Notes, as if the offering had been completed as of June 30, 2016, Meta Financial and the Bank had, on a consolidated basis, $           of indebtedness, total deposits and other liabilities.   In the future, we may incur substantial other indebtedness, including senior indebtedness and indebtedness ranking equally with the Notes. The Indenture governing the Notes does not contain any limitation on the amount of debt or other obligations ranking senior to or equally with the indebtedness evidenced by the Notes that we may hereafter incur.

Due to the subordination of the Notes, described below in “Description of the Notes—Subordination of the Notes,” in the event of our insolvency, funds that we would otherwise use to pay to the holders of the Notes would be used to pay the holders of any senior indebtedness outstanding at that time to the extent necessary to pay such senior indebtedness in full. In addition, the holders of any senior indebtedness could restrict or prohibit us from making payments on the Notes.

The Notes are not obligations of, or guaranteed by, our subsidiaries and are structurally subordinated to all liabilities of our subsidiaries.

The Notes will be obligations of Meta Financial only and will not be guaranteed by any of our subsidiaries, including the Bank. The Notes will be structurally subordinated to all existing and future indebtedness and other liabilities of our subsidiaries, which means that creditors of our subsidiaries (including, in the case of the Bank, its depositors) generally will be paid from those subsidiaries’ assets before holders of the Notes would have any claims to those assets. Even if we were a creditor of any of our subsidiaries, our rights as a creditor would be subordinate to any security interest in the assets of that subsidiary and any debt of that subsidiary senior to that held by us, and our rights could otherwise be subordinated to the rights of other creditors and depositors of the Bank. Furthermore, none of our subsidiaries is under any obligation to make payments to us, and any payments to us would depend on the earnings or financial condition of our subsidiaries, various business considerations and, where applicable, regulatory approval. The Notes are not obligations of, nor are the Notes guaranteed by, the Bank, and our subsidiaries have no obligation to pay any amounts due on the Notes. The Indenture governing the Notes does not contain any limitation on the amount of debt or other obligations that the Bank may incur hereafter.

Our access to funds from the Bank may become limited, thereby restricting our ability to make payments on our obligations, including the Notes.

Meta Financial is a separate and distinct legal entity from its subsidiary federal savings bank, the Bank. We depend on dividends, distributions and other payments from the Bank to fund payments on our obligations, including debt obligations such as the Notes. Our ability to receive dividends and other distributions from the Bank as a source of funds is dependent upon a number of factors, including the Bank’s ability to meet applicable regulatory capital requirements and the Bank’s profitability and earnings and strength of its balance sheet.  The Bank is subject to laws that authorize regulatory bodies to approve, and block or reduce the flow of funds from the Bank to us.  Any limit on our ability to receive funds from the Bank could adversely affect our ability to make principal and interest payments on the Notes.

Subject to a transitional period that began on January 1, 2016 (which will be fully phased in as of January 1, 2019), as a financial institution holding company, we must maintain a “capital conservation buffer,” essentially an extra layer of regulatory capital, greater than 2.5% of our total risk-weighted assets in order to avoid limitations on dividends and discretionary bonus payments.  If the Bank fails to maintain capital ratios that are expected under applicable capital regulations, including the capital conservation buffer, distributions to us (at the holding company level) may be prohibited or limited and, accordingly, we may not have funds to make principal and interest payments on the Notes.

In addition, the Bank may experience business risks that adversely affect its ability to pay dividends or distributions to us.  For example, prepaid customer deposits that come to the Bank through program manager relationships represent a significant proportion of the Bank’s funding.  Significant changes in the Bank’s contractual partners related to such prepaid deposits and/or significant withdrawals of deposits by key depositors could lead to liquidity gaps for which the Bank would have to compensate by other means.  In addition, the Bank may be unable to replace such deposits with new third party prepaid agreements at similar or favorable terms or rates, or at all, which may have a material adverse effect on the Bank’s business, results of operation, financial condition and prospects, and could affect the Bank’s ability to pay dividends or distributions to us.

Finally, if, in the opinion of the applicable regulatory authority, a bank is engaged in or is about to engage in an unsafe or unsound practice, such authority may require that such bank cease and desist from such practice.  Depending upon the financial condition of the Bank, the applicable regulatory authority might consider it an unsafe or unsound practice if the Bank desired to pay dividends and refuse to let it do so.  The Federal Reserve Board (“FRB”) and the OCC have issued policy statements generally prohibiting holding companies and federal savings banks from paying dividends under these and other circumstances.

We may not be able to generate sufficient cash to service all of our debt, including the Notes.

Our ability to make scheduled payments of principal and interest, or to satisfy our obligations in respect of our debt or to refinance our debt, will depend on our future operating performance. Prevailing economic conditions (including interest rates), regulatory constraints, including, among other things, limiting distributions to us from the Bank and required capital levels with respect to the Bank, and financial, business and other factors, many of which are beyond our control, will also affect our ability to meet these needs. We may not be able to generate sufficient cash flows from operations or obtain future borrowings in an amount sufficient to enable us to pay our debt, or to fund our other liquidity needs. We may need to refinance all or a portion of our debt on or before maturity. We may not be able to refinance any of our debt when needed on commercially reasonable terms or at all.

Regulatory guidelines may restrict our ability to pay the principal of, or interest on, the Notes, regardless of whether we are the subject of an insolvency proceeding.

As a savings and loan holding company, our ability to pay the principal of, and interest on, the Notes is subject to the rules and guidelines of the FRB regarding capital adequacy. We intend to treat the Notes as “Tier 2 capital” under these rules and guidelines. The FRB guidelines generally require us to review the effects of the cash payment of Tier 2 capital instruments, such as the Notes, on our overall financial condition. The guidelines also require that we review our net income for the current and past four quarters, and the amounts we have paid on Tier 2 capital instruments for those periods, as well as our projected rate of earnings retention. Moreover, pursuant to federal law and FRB regulations, a savings and loan holding company is required to act as a source of financial and managerial strength to its federal savings association subsidiary and commit resources to its support. Such support may be required at times when a holding company may not otherwise be inclined or able to provide it. In addition, if a holding company commits to a federal bank regulator that it will maintain the capital of its bank subsidiary, that commitment may be assumed by a bankruptcy trustee, and the bank subsidiary will be entitled to priority payment in respect of that commitment, ahead of other creditors of the holding company, such as holders of the Notes. As a result of the foregoing, we may be unable to pay accrued interest on the Notes on one or more of the scheduled interest payment dates, or at any other time, or the principal of the Notes at the maturity of the Notes.

If we were to be the subject of a bankruptcy proceeding under the U.S. Bankruptcy Code, any allowed unsecured claims based upon any commitment by us to a Federal depository institutions regulatory agency (or predecessor to such agency) to maintain the capital of the Bank, and any other insured depository institution for which we have such a responsibility, would generally have priority over most other general unsecured claims, including claims with respect to the Notes.

The Notes are not insured or guaranteed by the Federal Deposit Insurance Corporation.

The Notes will not be savings accounts, deposits or other obligations of the Bank and will not be insured or guaranteed by the FDIC or any other governmental agency or instrumentality.

We do not expect that an active trading market will develop for the Notes.

There is currently no trading market for the Notes, and we do not intend to apply for listing of the Notes on any securities exchange or to have the Notes quoted on a quotation system.  Therefore, an active market for the Notes may not develop or, if developed, may not continue. The liquidity of any market for the Notes will depend upon, among other things, the number of holders of the Notes, the ranking of the Notes relative to our other indebtedness, our performance, the market for similar securities, the volatility of the financial markets and market interest rates generally, the interest of securities dealers in making a market in the Notes and other factors. If an active trading market does not develop or is not maintained, the market price and liquidity of the Notes may be adversely affected. In that case, you may not be able to sell your Notes at a particular time or you may not be able to sell your Notes at a favorable price.  Furthermore, even if a trading market for the Notes were to develop, fluctuations in the financial markets and prevailing interest rates could have an adverse effect on the market price and liquidity of the Notes.

The Notes do not restrict our ability to incur additional debt, to repurchase our securities or to take other actions that could negatively impact holders of the Notes, and the Indenture governing the Notes does not contain any financial covenants.

We are not restricted by the terms of the Indenture from incurring additional debt at the holding company level, including secured or unsecured debt, that ranks senior or equal to the Notes, or from repurchasing our securities. In addition, the Indenture does not contain any financial covenants that would require us to achieve or maintain any minimum financial results relating to our financial position or results of operations. Our ability to recapitalize, incur additional debt and take a number of other actions that are not limited by the terms of the Notes could have the effect of diminishing our ability to make payments on the Notes when due.

In addition, the Indenture does not contain any provision that would provide protection to the holders of the Notes against a sudden and dramatic decline in credit quality resulting from a merger, takeover, recapitalization, or similar restructuring or any other event involving Meta Financial or the Bank that may adversely affect the credit quality of Meta Financial.

Holders of the Notes will have limited rights, including limited rights of acceleration, if there is an event of default.

Payment of principal on the Notes may be accelerated only in the case that we become involved in certain events of bankruptcy or insolvency. There is no automatic acceleration or right of acceleration in the case of default in the payment of interest on the Notes or in the performance of any of our other obligations under the Notes or the Indenture governing the Notes.

The Indenture includes limited events of default.

The Indenture contains limited events of default and remedies. As a result of our intended treatment of the Notes as Tier 2 capital, the ability of the Trustee under the Indenture, and the holders of the Notes to accelerate the maturity of, and our obligation to pay immediately the principal of, and any accrued and unpaid interest on, the Notes will be limited to the events of default that occur:

•	if a court having jurisdiction shall enter a decree appointing or order for the appointment of a receiver, liquidator, trustee, or similar official in any receivership, insolvency, liquidation, or similar proceeding relating to the Company, and such decree or order shall remain unstayed and in effect for a period of 60 consecutive days;

•	if the Company shall consent to the appointment of a receiver, liquidator, trustee or other similar official in any receivership, insolvency, liquidation or similar proceeding with respect to the Company; or

•	if a “major subsidiary depository institution” of the Company within the meaning of 12 C.F.R. Section 217.20(d)(1)(vi) shall be the subject of a receivership, insolvency, liquidation or similar proceeding.

Consequently, neither the Trustee, nor the holders of the Notes, will have the right to accelerate the maturity of the Notes in the case of our failure to pay the principal of, or interest on, the Notes or our non-performance of any other covenant under the Notes or the Indenture.

Under specified circumstances, the Notes may be redeemed at our option, which limits the ability to accrue interest over the full term of the Notes.

Subject to the prior approval of the FRB, to the extent that such approval is then required, we may redeem all or a portion of the Notes on or after                , 2021, and prior to their Maturity Date. In addition, at any time at which any Notes remain outstanding, subject to the prior approval of the FRB, to the extent that such approval is then required, we may redeem the Notes in whole, or in part, upon the occurrence of (i) a “Tax Event,” (ii) a “Tier 2 Capital Event” or (iii) the Company becoming required to register as an investment company pursuant to the Investment Company Act of 1940, as amended (as such terms are contemplated by the Indenture).  In the event that we redeem the Notes, holders of the Notes will receive only the principal amount of the investment in the Notes and any accrued and unpaid interest. If redemption occurs, holders will not have the opportunity to continue to accrue and be paid interest to the original Maturity Date of the Notes. Any such redemption may have the effect of reducing the income or return that you may receive on an investment in the Notes by reducing the term of the investment. If this occurs, you may not be able to reinvest the proceeds at an interest rate comparable to the rate paid on the Notes. See “Description of the Notes—Redemption” in this prospectus supplement.

Investors should not expect us to redeem the Notes on or after the date on which they become redeemable at our option. Under FRB regulations, unless the FRB authorizes us in writing to do otherwise, we may not redeem the Notes unless they are replaced with other Tier 2 capital instruments or unless we can demonstrate to the satisfaction of the FRB that, following redemption, we will continue to hold capital commensurate with our risk.

The amount of interest payable on the Notes will vary after                , 2021.

Because the interest rate of the Notes will be tied to LIBOR from                , 2021, through the Maturity Date and LIBOR is a floating rate, the interest rate on the Notes will vary after                , 2021. From and including the issue date until but excluding                , 2021, the Notes will bear interest at a fixed per annum rate of                 %. From and including                , 2021, until but excluding the Maturity Date or earlier redemption date, the Notes will bear a floating interest rate set each quarterly interest period at a per annum rate equal to the then-current three-month LIBOR plus                 basis points; provided, however, in the event three-month LIBOR is less than zero, three-month LIBOR shall be deemed to be zero. The per annum interest rate that is determined on the relevant determination date will apply to the entire quarterly interest period following such determination date even if LIBOR increases during that period.

Floating rate notes bear significant risks not associated with fixed rate debt securities. These risks include fluctuation of the interest rates and the possibility that you will receive an amount of interest that is lower than expected. We have no control over a number of matters, including economic, financial, and political events, that are important in determining the existence, magnitude, and longevity of market volatility and other risks and their impact on the interest rate of the Notes. In recent years, interest rates have been volatile, and that volatility may continue in the future.

The level of LIBOR may affect our decision to redeem the Notes.

It is more likely we will redeem the Notes after                , 2021, if the interest rate on them is higher than that which would be payable on one or more other forms of borrowing. If we redeem the Notes prior to their Maturity Date, holders may not be able to invest in other securities with a similar level of risk that yield as much interest as the Notes.

Holders of the Notes will have no rights against the publishers of LIBOR.

Holders of the Notes will have no rights against the publishers of LIBOR, even though the amount they receive on each interest payment date after                , 2021 will depend upon the level of LIBOR. The publishers of LIBOR are not in any way involved in this offering and have no obligations relating to the Notes or the holders of the Notes.

Our credit rating may not reflect all risks of an investment in the Notes.

Our credit ratings are an assessment by a credit rating agency of our ability to pay our obligations as they become due. Consequently, real or anticipated changes in our credit ratings will generally affect the value of the Notes. Our credit ratings, however, may not reflect the potential risks related to the market or other factors on the value of the Notes, but instead reflect only the view of each rating agency at the time the rating is issued and are based on current and historical information furnished to ratings agencies by us and information obtained by the ratings agencies from other sources.  Furthermore, because your return on the Notes depends upon factors in addition to our ability to pay our obligations, an improvement in our credit ratings will not reduce the other investment risks related to the Notes. A credit rating is not a recommendation to buy, sell or hold securities and may be revised or withdrawn by the rating agency at any time.

RATIO OF EARNINGS TO FIXED CHARGES

The following table shows our ratio of consolidated earnings to fixed charges for the nine months ended June 30, 2016 and 2015 and each of our last five fiscal years:

(dollars in thousands)

	Nine Months Ended June 30,		Year Ended September 30,
	2016	2015	2015	2014	2013	2012	2011

Fixed charges:
Interest expense	$2,255	$1,727	$2,387	$2,398	$2,954	$3,563	$4,747
Portion of rental expense which represents interest factor	530	383	538	475	515	540	561
Total Fixed Charges	$2,785	$2,110	$2,925	$2,873	$3,469	$4,103	$5,308
Earnings available for fixed charges:
Pre-tax income (loss)	$31,472	$14,939	$19,423	$18,619	$17,122	$26,796	$8,263
Add: Fixed charges	2,785	2,110	2,925	2,873	3,469	4,103	5,308
Total Earnings available for fixed charges	$34,257	$17,049	$22,348	$21,492	$20,591	$30,899	$13,571
Ratios of earnings to fixed charges	12.30x	8.08x	7.64x	7.48x	5.94x	7.53x	2.56x

For the purpose of computing the above ratios, earnings consist of pre-tax income (loss), distributed equity income of affiliated companies and fixed charges, less capitalized interest and net income – noncontrolling interests. Fixed charges consist of interest expense, capitalized interest and the portion of rental expense which represents the interest factor. As of the date of this prospectus supplement we do not have any shares of preferred stock outstanding and, prior to the date of this prospectus supplement, we did not have any shares of preferred stock outstanding that paid holders thereof any preference dividends. Accordingly, our ratio of earnings to combined fixed charges and preference dividends is the same as our ratio of consolidated earnings to fixed charges as disclosed above.

CAPITALIZATION

The following table sets forth, on a consolidated basis, our capitalization as of June 30, 2016, on (i) an actual historical basis, and (ii) as adjusted to give effect to the offering of the Notes, as if the offering had been completed as of June 30, 2016. You should read the following table together with, and the following table is qualified in its entirety by reference to, our consolidated financial statements and notes thereto incorporated by reference in this prospectus supplement and the accompanying prospectus.

	As of June 30, 2016
	Actual	As Adjusted for the Issuance of the Notes

	(dollars in thousands)
	(unaudited)
Liabilities
Total deposits	$2,186,956	$2,186,956
Short-term borrowings	537,000	537,000
Long-term borrowings	7,000	7,000
Subordinated notes offered hereby	-
Subordinated debentures	10,310	10,310
Accrued expenses and other liabilities	65,612	65,612
Total Liabilities	$2,811,497	$
Stockholders’ Equity
Preferred stock, 3,000,000 shares authorized, no shares issued or outstanding at June 30, 2016	-	-
Common stock, $.01 par value; 15,000,000 shares authorized, 8,523,641 shares issued and outstanding at June 30, 2016	85	85
Common stock, Nonvoting, $.01 par value; 3,000,000 shares authorized, no shares issued or outstanding at June 30, 2016	-	-
Additional paid-in-capital	184,700	184,700
Retained earnings	122,292	122,292
Accumulated other comprehensive income	25,592	25,592
Treasury stock, at cost, no common shares at June 30, 2016	-	-
Total Stockholders’ Equity	$332,669	$332,669

Total Capitalization	$434,365

Capital Ratios(1)
Tier 1 capital to adjusted total assets	8.64%	%
Common equity tier 1 capital (to risk-weighted assets)	17.84%	%
Total capital to risk-weighted assets	18.88%	%
Tier 1 capital (to risk-weighted assets)	18.44%	%
Average shareholders’ equity to average assets	10.14%	%

(1)	We intend to treat the Notes as Tier 2 capital at the holding company level.

USE OF PROCEEDS

We expect to receive net proceeds from this offering of approximately $                after deducting estimated expenses and underwriting discounts and commissions. We intend to use the net proceeds from this offering to pay related fees and expenses and for general corporate purposes, potential acquisitions and investments in the Bank as regulatory capital to support growth.

Our management will have broad discretion in the application of the net proceeds from this offering, and investors will be relying on the judgment of our management with regard to the use of these net proceeds. Pending the use of the net proceeds from this offering as described above, we may invest the net proceeds in short-term, investment-grade, interest-bearing instruments.

DESCRIPTION OF THE NOTES

We will issue the Notes under the Indenture, to be dated as of                , 2016, between Meta Financial, as the issuer, and U.S. Bank National Association, as trustee, as amended and supplemented by the First Supplemental Indenture to be dated as of                , 2016 (the Indenture, as so amended and supplemented is hereinafter referred to as the “Indenture”).  You may request a copy of the Indenture from us as described under “Where You Can Find More Information.” The following summaries of certain provisions of the Notes and the Indenture do not purport to be complete and are subject to and qualified in their entirety by reference to all of the provisions of the Notes and the Indenture, including the definitions of certain terms used in the Indenture. We urge you to read these documents because they, and not this description, define your rights as a holder of the Notes.

Overview

The Notes will be unsecured, subordinated obligations of Meta Financial and will mature on             , 2026.  The Notes may not be redeemed, called or repurchased by us prior to             , 2021, except we may, at our option, subject to obtaining the prior approval of the Board of Governors of the Federal Reserve System to the extent such approval is then required under the rules of the FRB, redeem the Notes prior to maturity, in whole, at any time, or in part, from time to time, after the date on which we sell the Notes to investors, if (i) a change or prospective change in law occurs which could prevent us from deducting interest payable on the Notes for U.S. federal income tax purposes, (ii) a subsequent event occurs which precludes the Notes from being recognized as Tier 2 capital, or (iii) we are required to register as an investment company under the Investment Company Act of 1940, as amended, in each case as described below under “—Redemption.” Beginning with the interest payment date of                , 2021, and on any interest payment date thereafter, we may redeem the Notes, in whole or in part, at a price equal to 100% of the principal amount of the Notes to be redeemed plus interest that is accrued and unpaid as of, but excluding, the date of redemption. Any partial redemption will be made in accordance with DTC’s applicable procedures among all of the holders of the Notes. The Notes will not be convertible or exchangeable.

There is no sinking fund for the Notes. Except as described below under “—Clearance and Settlement,” the Notes will be issued only in book-entry form and will be represented by one or more global notes (“Global Notes”) registered in the name of The Depository Trust Company (the “DTC”). The Notes will be issued and may be transferred only in minimum denominations of $1,000 or any amount in excess thereof that is an integral multiple of $1,000.

No recourse will be available for the payment of principal of, or interest on, any Note, for any claim based thereon, or otherwise in respect thereof, against any shareholder, employee, agent, officer or director, as such, past, present or future, of ours or of any successor entity. The Indenture does not contain any covenants or restrictions restricting the incurrence of debt by us or by our subsidiaries. The Indenture does not contain any financial covenants and does not restrict us from paying dividends or issuing or repurchasing other securities, and does not contain any provision that would provide protection to the holders of the Notes against a sudden and dramatic decline in credit quality resulting from a merger, takeover, recapitalization, or similar restructuring or any other event involving us or our subsidiaries that may adversely affect our credit quality. The Notes and the Indenture are governed by, and shall be construed in accordance with, the laws of the State of New York.

The Notes are not deposits and are not insured or guaranteed by the FDIC or any other government agency. The Notes are solely obligations of Meta Financial and are neither obligations of, nor guaranteed by, the Bank or any of our other affiliates.

Interest Rate and Interest Payment Dates

Payment of the full principal amount of the Notes will be due on                , 2026, unless redeemed prior to such date as described below under “— Redemption.” Principal and, in the case of redemption, interest, if any, due on the Maturity Date or any earlier date of redemption will be payable against presentation and surrender of the Notes.

The Notes will bear interest (i) at an initial rate of                 % per annum, payable semi-annually in arrears on                 and                  of each year (each, a “Fixed Rate Interest Payment Date”), commencing on                , 2017, from and including the date of issuance to but excluding                , 2021 (the “First Reset Date”) and (ii) thereafter at an annual floating rate equal to the three-month LIBOR rate as determined for the applicable Interest Period (as defined below) plus a spread of                 basis points payable quarterly in arrears on                ,                 ,                 and                 of each year (each, a “Floating Rate Interest Payment Date,” and together with the fixed rate interest payment dates, the “Interest Payment Dates”), commencing on the First Reset Date.  Notwithstanding the foregoing, in the event that three-month LIBOR is less than zero, three-month LIBOR, for purposes of determining interest under the Notes, shall be deemed to be zero.

Interest on the Notes will accrue from and including the immediately preceding Interest Payment Date in respect of which interest has been paid or duly provided for or, if no interest has been paid or duly provided for, from and including the date of issuance of the Notes to but excluding the applicable Interest Payment Date or the Maturity Date or date of earlier redemption, if applicable (each, an “Interest Period”).

For purposes of the Notes, the following terms shall have the following meanings:

“Three-month LIBOR” means, for any Interest Period, the offered rate for deposits in U.S. dollars having a maturity of three months that appears on the Designated LIBOR Page as of 11:00 a.m., London time, on the Reset Rate Determination Date related to such Interest Period. If such rate does not appear on such page at such time, then the Calculation Agent will request the principal London office of each of four major reference banks in the London interbank market, selected by the Calculation Agent, to provide such bank’s offered quotation to prime banks in the London interbank market for deposits in U.S. dollars with a term of three months as of 11:00 a.m., London time, on such Reset Rate Determination Date and in a principal amount equal to an amount that, in the judgment of the Calculation Agent, is representative for a single transaction in U.S. dollars in the relevant market at the relevant time (a “Representative Amount”). If at least two such quotations are so provided, three-month LIBOR for the Interest Period related to such Reset Rate Determination Date will be the arithmetic mean of such quotations. If fewer than two such quotations are provided, the Calculation Agent will request each of three major banks in the City of New York to provide such bank’s rate for loans in U.S. dollars to leading European banks with a term of three months as of approximately 11:00 a.m., New York City time, on such Reset Rate Determination Date and in a Representative Amount. If at least two such rates are so provided, three-month LIBOR for the Interest Period related to such Reset Rate Determination Date will be the arithmetic mean of such quotations. If fewer than two such rates are so provided, then three-month LIBOR for the Interest Period related to such Reset Rate Determination Date will be set to equal the three-month LIBOR for the immediately preceding Interest Period or, in the case of the Interest Period commencing on the First Reset Date,                %. All percentages used in or resulting from any calculation of three-month LIBOR will be rounded, if necessary, to the nearest one hundred-thousandth of a percentage point, with 0.000005% rounded up to 0.00001%. Notwithstanding the foregoing, in the event that three-month LIBOR as determined in accordance with this definition for any Interest Period after the First Reset Date is less than zero, three-month LIBOR for such Interest Period, for these purposes, shall be deemed to be zero.

“Calculation Agent” means U.S. Bank National Association, or any other successor appointed by us, acting as Calculation Agent.

“Designated LIBOR Page” means the display on Reuters, or any successor service, on page LIBOR01, or any other page as may replace that page on that service, for the purpose of displaying the London interbank rates for U.S. dollars.

“London Banking Day” means any day on which commercial banks are open for business (including dealings in U.S. dollars) in London.

“Reset Rate Determination Date” means the second London Banking Day immediately preceding the first day of each applicable Interest Period commencing on the First Reset Date.

The determination of three-month LIBOR for each applicable Interest Period commencing on the First Reset Date by the Calculation Agent will (in the absence of manifest error) be final and binding. The Calculation Agent’s calculation of the amount of any interest payable after the First Reset Date will be maintained on file at the Calculation Agent’s principal offices.

The interest payable on the Notes on any Interest Payment Date, subject to certain exceptions, will be paid to the person in whose name the Notes are registered at the close of business on • and •, whether or not a Business Day (as defined below), immediately preceding the applicable Fixed Rate Interest Payment Date or the 15th day immediately preceding the applicable Floating Rate Interest Payment Date, as the case may be. Interest payable on an Interest Payment Date will be made by wire transfer in immediately available funds in U.S. dollars at the office of the Paying Agent in the City of New York or, at the Company’s option in the event the Notes are not represented by Global Notes (as defined below), by check mailed to the address of the holders of the Notes.

In the event that a Fixed Rate Interest Payment Date or the stated maturity or any earlier date of redemption falls on a day that is not a Business Day, then the amounts payable on such date will be paid on the next succeeding Business Day without the accumulation of additional interest. In the event that a Floating Rate Interest Payment Date falls on a day that is not a Business Day, then such Floating Rate Interest Payment Date will be postponed to the next succeeding Business Day unless such day falls in the next succeeding calendar month, in which case such Floating Rate Interest Payment Date will be accelerated to the immediately preceding Business Day, and, in each such case, the amounts payable on such preceding or succeeding Business Day, as applicable, will include interest accrued to but excluding such preceding or succeeding Business Day.

“Business Day” means, for interest payable on or prior to the First Reset Date or for any repayment of principal on the Maturity Date or any earlier date of redemption, any day other than a Saturday, a Sunday, or a day on which banking institutions in the City of New York are authorized or required by law or executive order to remain closed, and for interest payable after the First Reset Date, any day that would be considered a business day with respect to interest payable on or prior to the First Reset Date that is also a London Banking Day.

Any interest payable on the Notes on or prior to the First Reset Date will be computed on the basis of a 360-day year, consisting of twelve 30-day months, and any interest payable on the Notes after the First Reset Date will be computed on the basis of the actual number of days in the Interest Period in respect of which interest is payable divided by 360. Dollar amounts resulting from that calculation will be rounded to the nearest cent, with one-half cent being rounded upward.

Any interest which is payable, but is not punctually paid or duly provided for, on any Interest Payment Date (“Defaulted Interest”) shall cease to be payable to the holder of a Note on the relevant record date by virtue of having been a holder of a Note on such date, and such Defaulted Interest may be paid by us to the person in whose name the Notes are registered at the close of business on a special record date for the payment of Defaulted Interest.

Payment of principal on the Notes may be accelerated only in the case of certain events of bankruptcy or insolvency. See “—Events of Default; Limitation on Suits.”

Subordination of the Notes

Our obligation to make any payment on account of the principal and interest on the Notes will be subordinate and junior in right of payment to our obligations to the holders of our Senior Indebtedness. “Senior Indebtedness” is defined in the Indenture to mean all of our:

•	indebtedness for borrowed or purchased money, whether or not evidenced by bonds, debentures, notes, or other written instruments, including any obligations of the Company to general creditors;

•	obligations under letters of credit;

•	indebtedness or other obligations with respect to commodity contracts, interest rate and currency swap agreements, cap, floor, and collar agreements, currency spot and forward contracts, and other similar agreements or arrangements designed to protect against fluctuations in currency exchange or interest rates; and

•	guarantees, endorsements (other than by endorsement of negotiable instruments for collection in the ordinary course of business), and other similar contingent obligations in respect of obligations of others of a type described in the preceding bullets, whether or not classified as a liability on a balance sheet prepared in accordance with accounting principles generally accepted in the United States;

in each case, whether outstanding on the date that we entered into the Indenture or arising after that time, and other than obligations ranking on a parity with the Notes or ranking junior to the Notes. Notwithstanding the foregoing, if the FRB (or other competent regulatory agency or authority) promulgates any rule or issues any interpretation that defines general creditor(s), the main purpose of which is to establish a criteria for determining whether the subordinated debt of a bank holding company is to be included in its capital, then the term “general creditors” as used in the definition of “Senior Indebtedness” in the Indenture will have the meaning as described in that rule or interpretation.

Indebtedness and obligations that rank junior to the Notes under the terms of the Indenture include (i) our existing subordinated debentures underlying our outstanding trust preferred securities, and (ii) indebtedness the terms of which provide that such indebtedness ranks junior to the Notes, with respect to which the Notes will rank senior in right of payment and upon liquidation.

All liabilities of the Bank and our other subsidiaries, including without limitation the Bank’s depositors, liabilities to general creditors, and liabilities arising during our subsidiaries’ ordinary course of business or otherwise, will be effectively senior to the Notes to the extent of the assets of such subsidiaries, as we are a holding company. Over the term of the Notes, we will need to rely primarily on dividends from the Bank, which is a regulated financial institution, to pay interest and principal on our outstanding debt obligations and to make dividends and other payments on our other securities. Regulatory rules may restrict our ability to withdraw capital from the Bank by dividends or other means. See “Risk Factors” above.

In the event of any insolvency, bankruptcy, receivership, liquidation, reorganization, readjustment of debt, composition, or other similar proceeding relating to us or our property, any proceeding for our liquidation, dissolution, or other winding up, whether voluntary or involuntary and whether or not involving insolvency or bankruptcy proceedings, any assignment by us for the benefit of creditors or any other marshalling of our assets, all of our obligations to holders of our Senior Indebtedness will be entitled to be paid in full before any payment or distribution, whether in cash, securities or other property, can be made on account of the principal or interest on the Notes. Only after payment in full of all amounts owing with respect to Senior Indebtedness will the holders of the Notes, together with the holders of any of our obligations ranking on a parity with the Notes, be entitled to be paid from our remaining assets the amounts due and owing on account of unpaid principal of and interest on the Notes. In the event and during the continuation of any default in the payment of the principal of or any premium or interest on any Senior Indebtedness beyond any applicable grace period with respect to such Senior Indebtedness, or in the event that any event of default with respect to any Senior Indebtedness shall have occurred and be continuing permitting the holders of such Senior Indebtedness (or the Trustee on behalf of the holders of such Senior Indebtedness) to declare such Senior Indebtedness due and payable prior to the date on which it would otherwise have become due and payable, unless and until such event of default shall have been cured or waived or shall have ceased to exist and such acceleration shall have been rescinded or annulled, or in the event any judicial proceeding shall be pending with respect to any such default in payment or event of default, then no payment shall be made by the Company on account of the principal of or interest on the Notes or on account of the purchase or other acquisition of any Notes.

By reason of the above subordination in favor of the holders of our Senior Indebtedness, in the event of our bankruptcy or insolvency, holders of our Senior Indebtedness may receive more, ratably, and holders of the Notes may receive less, ratably, than our other creditors. With respect to the assets of each of our subsidiaries, our creditors (including holders of the Notes) are structurally subordinated to the prior claims of creditors of any such subsidiary, except to the extent that we may be a creditor with recognized claims against any such subsidiary.

The Notes do not contain any limitation on the amount of Senior Indebtedness or other obligations ranking senior to or equally with the indebtedness evidenced by the Notes that may be hereafter incurred by us or the Bank.

As of June 30, 2016, Meta Financial, at the holding company level, had no indebtedness ranking senior to the Notes and had $10.3 million of indebtedness, consisting of our existing subordinated debentures underlying our outstanding trust preferred securities, ranking junior to the Notes.  As of June 30, 2016, the Bank had outstanding indebtedness, total deposits and other liabilities of $2.81 billion all of which ranks structurally senior to the Notes.

As adjusted to give effect to the offering of the Notes, as if the offering had been completed as of June 30, 2016, Meta Financial and the Bank had, on a consolidated basis, $          of indebtedness, total deposits and other liabilities. In the future, we may incur substantial other indebtedness, including senior indebtedness and indebtedness ranking equally with the Notes. The Indenture governing the Notes does not contain any limitation on the amount of debt or other obligations ranking senior to or equally with the indebtedness evidenced by the Notes that we may hereafter incur.

Redemption

We may, at our option, beginning with the Interest Payment Date of                , 2021, but not prior thereto, and on any Interest Payment Date thereafter, redeem the Notes, in whole or in part, subject to prior approval by the FRB. Any partial redemption will be made in accordance with DTC’s applicable procedures among all of the holders of the Notes. The Notes are not subject to repayment at the option of the holders. The Notes may not otherwise be redeemed prior to maturity, except that we may also, at our option, redeem the Notes before the Maturity Date in whole, at any time, or in part from time to time, upon the occurrence of:

(i)	a “Tax Event,” defined in the Indenture to mean the receipt by us of an opinion of independent tax counsel to the effect that as a result of any (a) amendment to, clarification of or change in (including any announced prospective amendment to, clarification of or change in) the laws or any regulations of the United States or any political subdivision or taxing authority therein or thereof that is enacted or announced or that becomes effective on or after the initial issuance of the Notes, (b) official administrative decision or judicial decision or administrative action or other official pronouncement (including a private letter ruling, technical advice memorandum or other similar pronouncement) by any court, government agency or regulatory authority that reflects an amendment to, clarification of or change in the interpretation or application of such laws or regulations that is announced or that becomes effective on or after the initial issuance of the Notes or (c) threatened challenge asserted in connection with an audit of us, or a threatened challenge asserted in writing against any taxpayer that has raised capital through the issuance of securities that are substantially similar to the Notes, which challenge is asserted against us or becomes publicly known on or after the initial issuance of the Notes, there is more than an insubstantial risk that the interest accruing or payable on the Notes is not, or within 90 days of receipt of such opinion will not be, deductible by us, in whole or in part, for U.S. federal income tax purposes;

(ii)	a “Tier 2 Capital Event,” defined in the Indenture to mean the receipt by us of an opinion of independent bank regulatory counsel to the effect that, as a result of (a) an amendment to, or change (including any announced prospective change) in, the laws or any regulations thereunder of the United States or any rules, guidelines or policies of an applicable regulatory authority for the Company or (b) any official administrative pronouncement or judicial decision interpreting or applying such laws regulations, which amendment or change is effective or which pronouncement or decision is announced on or after the date of original issuance of the Notes, the Notes do not constitute, or within 90 days of the date of such opinion will not constitute, Tier 2 capital (or its then equivalent if we were subject to such capital requirement) purposes of capital adequacy guidelines of the FRB (or any successor regulatory authority with jurisdiction over bank holding companies), as then in effect and applicable to the Company; or

(iii)	Meta Financial becoming required to register as an investment company pursuant to the Investment Company Act of 1940.

Any redemption, call or repurchase of the Notes following one of these events would require prior approval of the FRB. Any redemption will be made at a redemption price equal to the principal amount of the Notes plus accrued and unpaid interest to, but excluding, the date of redemption.

In the event of any redemption at our election upon the occurrence of any of the enumerated events above, we shall notify the Trustee of the redemption date at least 60 days prior to such redemption date.

In case of any such election, a notice of redemption (which notice may be conditional) shall be delivered to each holder of Notes not less than 30 nor more than 60 days prior to the redemption date. If any such conditions precedent have not been satisfied, the Company shall provide written notice to the Trustee and each holder of the Notes in the same manner in which the notice of redemption was given prior to the close of business prior to the redemption date. Upon receipt of such notice, the notice of redemption shall be rescinded or delayed as provided in such notice.

The Notes Are Intended to Qualify as Tier 2 Capital

The Notes are intended to qualify as Tier 2 capital under the FRB’s regulatory capital rules, as the same may be amended or supplemented from time to time. These regulations set forth specific criteria for instruments to qualify as Tier 2 capital.

Among other things, the Notes must:

•	be unsecured;

•	have a minimum original maturity of at least five years;

•	be subordinated to depositors and general creditors;

•	not contain provisions permitting the holders of the Notes to accelerate payment of principal or interest prior to maturity except in the event of receivership, insolvency, liquidation or similar proceedings of the institution; and

•	only be callable after a minimum of five years following issuance, except upon the occurrence of certain special events, as described above, and, in any case, subject to obtaining the prior approval of the FRB to the extent such approval is then required under the rules of the FRB.

Events of Default; Limitation on Suits

Under the Indenture, a default will occur with respect to the Notes upon (1) default in the payment of interest upon the Notes when it becomes due and payable, and continuance of such default for 30 consecutive days; (2) default in the payment of the principal of the Notes when they reach their Maturity Date; (3) default in the performance or breach of any covenant, term  or warranty of the Company in the Indenture (other than a covenant, term or warranty which was included in the Indenture solely for the benefit of another series of securities other than the Notes), and continuance of such default or breach for 90 days after written notice to the Company by the Trustee or to the Company and the Trustee by holders of at least 25% in principal amount of the Notes specifying the default or breach and requiring it to be remedied; (4) a court having jurisdiction in the premises shall enter a decree appointing or order for the appointment of a receiver, liquidator, trustee, or similar official in any receivership, insolvency, liquidation, or similar proceeding relating to the Company, and such decree or order shall remain unstayed and in effect for a period of 60 consecutive days; (5) the Company shall consent to the appointment of a receiver, liquidator, trustee or other similar official in any receivership, insolvency, liquidation or similar proceeding with respect to the Company; or (6) a “major subsidiary depository institution” of the Company, within the meaning of 12 C.F.R. Section 217.20(d)(1)(vi), shall be the subject of a receivership, insolvency, liquidation or similar proceeding.

If a default specified in items (4), (5) or (6) occurs (each such default, an “Event of Default”), the principal amount of all the Notes, together with accrued and unpaid interest, if any, thereon shall automatically, and without any declaration or other action on the part of the Trustee or the holders of the Notes, become immediately due and payable. At any time after a declaration of acceleration with respect to the Notes has been made, but before a judgment or decree for payment of the money due has been obtained, the holders of a majority in principal amount of the Notes may rescind and annul the acceleration if certain conditions have been satisfied. The maturity of the Notes shall not otherwise be accelerated as a result of a default.

There is no right of acceleration in the case of a default in the payment of interest on the Notes or in our non-performance of any other obligation under the Notes or the Indenture. If we default in our obligation to pay any interest on the Notes when due and payable and such default continues for a period of 30 consecutive days, or if we default in our obligation to pay the principal amount due upon maturity, redemption or otherwise, or if we breach any covenant or agreement contained in the Indenture, then the Trustee may, subject to certain limitations and conditions, seek to enforce its rights and the rights of the holders of Notes of the performance of any covenant or agreement in the Indenture.

The Indenture provides that, subject to the duty of the Trustee upon the occurrence of a default to act with the required standard of care, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the holders of Notes unless such holders shall have offered to the Trustee indemnity or security reasonably satisfactory to the Trustee against the costs, expenses and liabilities which may be incurred by it in complying with such request or direction. Subject to certain provisions, the holders of a majority in principal amount of the outstanding Notes will have the right to direct the time, method, and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee with respect to the Notes.

No holder of Notes shall have any right to institute any proceeding, judicial or otherwise, with respect to the Indenture, or for the appointment of a receiver or trustee, or for any other remedy under the Indenture, unless:

•	such holder has previously given written notice to the Trustee of a continuing default with respect to the Notes;

•	the holders of not less than 25% in principal amount of the Notes shall have made written request to the Trustee to institute proceedings in respect of such default in its own name as Trustee under the Indenture;

•	such holder or holders have offered to the Trustee indemnity and security, satisfactory to it, against the costs, losses, expenses, and liabilities to be incurred in complying with such request;

•	the Trustee for 60 days after its receipt of such notice, request, and offer of indemnity and security has failed to institute any such proceeding; and

•	no direction inconsistent with such written request has been given to the Trustee during such 60-day period by the holders of a majority in principal amount of the outstanding Notes.

In any event, the Indenture provides that no one or more of such holders of the Notes shall have any right under the Indenture to affect, disturb or prejudice the rights of any other holder, or to obtain priority or preference over any of the other holders or to enforce any right under the Indenture, except in the manner provided in the Indenture and for the equal and ratable benefit of all holders of Notes.

Modification and Waiver

The Indenture provides that Meta Financial and the Trustee may modify or amend the Indenture with or, in certain cases, without the consent of the holders of a majority in principal amount of outstanding Notes and other affected securities; provided, however, that any modification or amendment may not, without the consent of the holder of each outstanding Security (as contemplated in the Indenture) affected thereby:

•	change the stated maturity of the principal of, or any installment of interest on, any Note;

•	reduce the principal amount or rate of interest of any Note, or alter the method of computation of interest;

•	change the Company’s obligation to maintain an office or agency for payment of the Notes;

•	impair the right to institute suit for the enforcement of any payment on or after its stated maturity;

•	modify the provisions of the Indenture with respect to the subordination of the Notes in a manner adverse to the holders of the Notes; or

•	reduce the percentage in principal amount of the outstanding Notes the consent of whose holders is required for the entry into any supplemental indenture, or the consent of whose holders is required for any waiver of compliance with the provisions of or defaults under the Indenture.

In addition, the holders of a majority in principal amount of the outstanding Notes may, on behalf of all holders of Notes, waive compliance by us with certain terms, conditions and provisions of the Indenture, as well as any past default and/or the consequences of default, other than any default in the payment of principal or interest or any breach in respect of a covenant or provision that cannot be modified or amended without the consent of the holder of each outstanding Security of the affected series.

Additional Issues

We may, from time to time, without notice to or the consent of the holders of the Notes, create and issue further notes ranking equally with the Notes and with identical terms in all respects (or in all respects except for the offering price, the payment of interest accruing prior to the issue date of such further notes, or except for the first payment of interest following the issue date of such further notes) in order that such further notes may be consolidated and form a single series with the Notes and have the same terms as to status, redemption or otherwise as the Notes; provided, however, that a separate CUSIP number will be issued for any such additional notes unless the notes are fungible for U.S. federal income tax purposes, subject to the procedures of DTC.

Consolidation, Merger and Sale of Assets

The Indenture provides that we may not consolidate with or merge into any other person or convey, transfer or lease our assets substantially as an entirety to any person, unless:

•	the corporation formed by such consolidation or into which we are merged, or the person which acquires by conveyance or transfer, or which leases, our properties and assets substantially as an entirety shall be a corporation, partnership or trust, shall be organized and validly existing under the laws of the United States, any state thereof or the District of Columbia, and expressly assumes, by supplemental indenture, in a form satisfactory to the Trustee, due and punctual payment of the principal of and any premium and interest on all the Notes and the performance or observance of our covenants under the Indenture;

•	immediately after giving effect to such transaction and treating any indebtedness that becomes an obligation of us or our subsidiaries as a result of such transaction as having been incurred by us or such subsidiary at the time of such transaction, no default, and no event which, after notice or lapse of time or both, would become a default, shall have happened and be continuing; and

•	we have complied with our obligations to deliver the certificates and opinion of counsel required by the Indenture to the Trustee.

Clearance and Settlement

DTC will act as securities depositary for the Notes. The Notes will be issued only as fully registered securities registered in the name of Cede & Co. (DTC’s partnership nominee) or such other name as may be requested by an authorized representative of DTC. One or more fully registered global security certificates, representing the total aggregate principal amount of Notes, will be issued and will be deposited with DTC and will bear a legend regarding the restrictions on exchanges and registration of transfer referred to below.

The laws of some jurisdictions may require that some purchasers of securities take physical delivery of securities in definitive form. These laws may impair the ability to transfer beneficial interests in the Notes, so long as the corresponding securities are represented by global security certificates.

DTC has advised us that it is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act of 1934, as amended. DTC holds securities that its direct participants deposit with DTC. DTC also facilitates the post-trade settlement among participants of sales and other securities transactions in deposited securities, through electronic computerized book-entry transfers and pledges between participants’ accounts. This eliminates the need for physical movement of securities certificates. Direct participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is a wholly owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”).  DTCC is owned by the users of its regulated subsidiaries. Access to the DTC system is also available to others, referred to as indirect participants, such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies and clearing corporations that clear through or maintain a direct or indirect custodial relationship with a direct participant. The rules applicable to DTC and its participants are on file with the SEC.

Purchases of securities under the DTC system must be made by or through direct participants, which will receive a credit for the securities on DTC’s records. The ownership interest of each beneficial owner of securities will be recorded on the direct or indirect participants’ records. Beneficial owners will not receive written confirmation from DTC of their purchase. Beneficial owners are, however, expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct or indirect participant through which the beneficial owner entered into the transaction. Under a book-entry format, holders may experience some delay in their receipt of payments, as such payments will be forwarded by the depositary to Cede & Co., as nominee for DTC. DTC will forward the payments to its participants, who will then forward them to indirect participants or holders. Beneficial owners of securities other than DTC or its nominees will not be recognized by the relevant registrar, transfer agent, paying agent or trustee as registered holders of the securities entitled to the benefits of the Indenture. Beneficial owners that are not participants will be permitted to exercise their rights only indirectly through and according to the procedures of participants and, if applicable, indirect participants.

To facilitate subsequent transfers, all securities deposited by direct participants with DTC are registered in the name of DTC’s partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of securities with DTC and their registration in the name of Cede & Co. or such other DTC nominee does not effect any change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the securities; DTC’s records reflect only the identity of the direct participants to whose accounts the securities are credited, which may or may not be the beneficial owners. The direct and indirect participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of redemption notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. If less than all of the securities of any class are being redeemed, DTC will determine the amount of the interest of each direct participant to be redeemed in accordance with its then current procedures.  DTC’s current procedure is to determine by lot the amount of the interest of each direct participant to be redeemed.

DTC may discontinue providing its services as securities depositary with respect to the Notes at any time by giving reasonable notice to the Company or its agent. Under these circumstances, in the event that a successor securities depositary is not obtained, certificates for the Notes are required to be printed and delivered. We may decide to discontinue the use of the system of book-entry-only transfers through DTC (or a successor securities depositary). In that event, certificates for the Notes will be printed and delivered to DTC.

As long as DTC or its nominee is the registered owner of the global security certificates, DTC or its nominee, as the case may be, will be considered the sole owner and holder of the global security certificates and all securities represented by the certificates for all purposes under the instruments governing the rights and obligations of holders of such securities. Except in the limited circumstances referred to above, owners of beneficial interests in global security certificates:

•	will not be entitled to have such global security certificates or the securities represented by these certificates registered in their names;

•	will not receive or be entitled to receive physical delivery of securities certificates in exchange for beneficial interests in global security certificates; and

•	will not be considered to be owners or holders of the global security certificates or any securities represented by these certificates for any purpose under the instruments governing the rights and obligations of holders of such securities.

All redemption proceeds, distributions and dividend payments on the securities represented by the global security certificates and all transfers and deliveries of such securities will be made to DTC or its nominee, as the case may be, as the registered holder of the securities. DTC’s practice is to credit direct participants’ accounts upon DTC’s receipt of funds and corresponding detail information from the issuer or its agent, on the payable date in accordance with their respective holdings shown on DTC’s records. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of that participant and not of DTC, the depositary, the issuer, the Trustee or any of their agents, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of redemption proceeds, distributions and dividend payments to Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC) is the responsibility of the Company or its agent, disbursement of such payments to direct participants will be the responsibility of DTC, and disbursement of such payments to the beneficial owners will be the responsibility of direct and indirect participants.

Ownership of beneficial interests in the global security certificates will be limited to participants or persons that may hold beneficial interests through institutions that have accounts with DTC or its nominee. Ownership of beneficial interests in global security certificates will be shown only on, and the transfer of those ownership interests will be effected only through, records maintained by DTC or its nominee, with respect to participants’ interests, or any participant, with respect to interests of persons held by the participant on their behalf. Payments, transfers, deliveries, exchanges, redemptions and other matters relating to beneficial interests in global security certificates may be subject to various policies and procedures adopted by DTC from time to time.  None of Meta Financial, the Trustee or any agent for any of them will have any responsibility or liability for any aspect of DTC’s or any direct or indirect participant’s records relating to, or for payments made on account of, beneficial interests in global security certificates, or for maintaining, supervising or reviewing any of DTC’s records or any direct or indirect participant’s records relating to these beneficial ownership interests.

Although DTC has agreed to the foregoing procedures in order to facilitate transfer of interests in the global security certificates among participants, DTC is under no obligation to perform or continue to perform these procedures, and these procedures may be discontinued at any time. Neither Meta Financial nor the Trustee or its agents will have any responsibility for the performance by DTC or its direct participants or indirect participants under the rules and procedures governing DTC.

Because DTC can act only on behalf of direct participants, who in turn act only on behalf of direct or indirect participants, and certain banks, trust companies and other persons approved by it, the ability of a beneficial owner of securities to pledge them to persons or entities that do not participate in the DTC system may be limited due to the unavailability of physical certificates for the securities.

DTC has advised us that it will take any action permitted to be taken by a registered holder of any securities under the Indenture only at the direction of one or more participants to whose accounts with DTC the relevant securities are credited.

The information in this section concerning DTC and its book-entry system has been obtained from sources that we believe to be accurate, but we assume no responsibility for the accuracy thereof.

Same-Day Settlement and Payment

Settlement for the Notes will be made in immediately available funds. The Notes will trade in DTC’s Same-Day Funds Settlement System until maturity and, therefore, DTC will require secondary trading activity in the Notes to be settled in immediately available funds. Secondary trading in long-term notes and debentures of corporate issuers is generally settled in clearing house or next-day funds. No assurance can be given as to the effect, if any, of settlement in immediately available funds on trading activity of the Notes.

Regarding the Indenture Trustee

U.S. Bank National Association will act as Trustee for the Notes. From time to time, Meta Financial and some of our subsidiaries may maintain other relationships with U.S. Bank National Association in the ordinary course of business.

Upon the occurrence of a default or an event which, after notice or lapse of time or both, would become an default under the Notes, or upon the occurrence of a default under another indenture under which U.S. Bank National Association, serves as trustee, the Trustee may be deemed to have a conflicting interest with respect to the other debt securities as to which we are not in default for purposes of the Trust Indenture Act and, accordingly, may be required to resign as Trustee under the Indenture. In that event, we would be required to appoint a successor trustee.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

The following is a summary of the material United States federal income tax consequences of the acquisition, ownership and disposition of the Notes by U.S. Holders (as defined below) and Non-U.S. Holders (as defined below). This summary does not purport to be a complete analysis of all potential tax considerations. This summary is based upon the United States Internal Revenue Code of 1986, as amended, referred to herein as the Code, the Treasury Regulations promulgated under the Code, referred to herein as the Regulations, and administrative and judicial interpretations of the Code and the Regulations, all as of the date hereof and all of which are subject to change, possibly on a retroactive basis. This summary is limited to the U.S. federal income tax consequences with respect to Notes that are purchased by an initial holder at their original issue price (generally the first price at which a substantial amount of the Notes is sold, excluding sales to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers) for cash and that are held as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment). This summary does not address the tax consequences to subsequent purchasers of the Notes.

We intend, and by acquiring any Notes each beneficial holder of a Note will agree, to treat the Notes as indebtedness for United States federal income tax purposes, and this summary assumes such treatment.

This summary does not purport to deal with all aspects of United States federal income taxation that might be relevant to particular holders in light of their circumstances or status, nor does it address specific tax consequences that may be relevant to particular holders (including, for example, financial institutions, retirement plans, regulated investment companies, real estate investment trusts, brokers or dealers in securities or other holders that use mark-to-market treatment, insurance companies, partnerships or other pass-through entities, United States expatriates, tax-exempt organizations, U.S. Holders that have a functional currency other than the United States dollar, or persons who hold Notes as part of a straddle, hedge, conversion or other integrated financial transaction).

In addition, this summary does not address United States federal alternative minimum, estate and gift tax consequences or consequences under the tax laws of any state, local or non-U.S. jurisdiction. We have not sought, and will not seek, any ruling from the Internal Revenue Service with respect to the statements made and the conclusions reached in this summary, and we cannot assure you that the IRS will agree with such statements and conclusions. If an entity treated as a partnership for United States federal income tax purposes holds Notes, the United States federal income tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. If you are a partner in a partnership holding Notes, you should consult your own tax advisor.

PROSPECTIVE PURCHASERS OF THE NOTES ARE URGED TO CONSULT THEIR OWN TAX ADVISORS CONCERNING THE UNITED STATES FEDERAL INCOME TAXATION AND OTHER TAX CONSEQUENCES TO THEM OF ACQUIRING, OWNING AND DISPOSING OF THE NOTES, AS WELL AS THE APPLICATION OF STATE, LOCAL AND NON-U.S. INCOME AND OTHER TAX LAWS, IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES.

For purposes of this summary, a “U.S. Holder” is a beneficial owner of Notes that is, for United States federal income tax purposes, (i) a citizen or individual resident of the United States; (ii) a corporation or other entity taxable as a corporation created or organized under the laws of the United States, any state thereof, or the District of Columbia; (iii) estate, the income of which is subject to United States federal income tax regardless of its source; or (iv) a trust, if a court within the United States is able to exercise primary supervision over the trust’s administration and one or more United States persons have the authority to control all of its substantial decisions or if a valid election to be treated as a United States person is in effect with respect to such trust. A “Non-U.S. Holder” is a beneficial owner of Notes that is neither a U.S. Holder nor an entity treated as a partnership for United States federal income tax purposes.

United States Federal Income Taxation of U.S. Holders

Payments of stated interest. It is expected and this discussion assumes that either the issue price of the Notes will equal the stated redemption price of the Notes or the Notes will be issued with no more than a de minimis amount of original issue discount. Stated interest on a Note will generally be taxable to a U.S. Holder as ordinary income at the time such interest is received or accrued, depending on the holder’s regular method of accounting for United States federal income tax purposes.

Disposition of the Notes. Upon the sale, exchange or other taxable disposition of a Note, a U.S. Holder will generally recognize taxable gain or loss equal to the difference between (i) the sum of all cash plus the fair market value of all other property received on such disposition (except an amount equal to accrued but unpaid interest not previously included in income, which is treated as interest as described above) and (ii) such holder’s adjusted tax basis in the Note. A U.S. Holder’s adjusted tax basis in a Note generally will equal the cost of the Note to such holder. Any gain or loss recognized on the disposition of a Note generally will be capital gain or loss, and will be long-term capital gain or loss if, at the time of such disposition, the U.S. Holder’s holding period for the Note is more than one year. Long-term capital gain of non-corporate U.S. Holders is generally taxed at preferential rates. The deductibility of capital losses is subject to limitations.

Backup withholding and information reporting. Information reporting generally will apply to payments to a U.S. Holder of interest on, or proceeds from the sale, exchange, retirement or other taxable disposition of a Note, unless such U.S. Holder is an entity that is exempt from information reporting and, when required, demonstrates this fact. Any such payment to a U.S. Holder that is subject to information reporting generally will also be subject to backup withholding, unless such U.S. Holder provides the appropriate documentation (generally, IRS Form W-9) to the applicable withholding agent certifying that, among other things, its taxpayer identification number is correct, or otherwise establishes an exemption.

Backup withholding is not an additional tax and may generally be refunded or credited against the U.S. Holder’s United States federal income tax liability, provided that the required information is timely furnished to the IRS.

Unearned Income Medicare Contribution Tax. In addition to regular United States federal income tax, payments of interest on or gains earned from the sale, exchange, or other taxable disposition of the Notes may be subject to the 3.8% tax on net investment income for certain U.S. Holders that are individuals, estates or trusts whose income exceeds certain thresholds. U.S. Holders should consult their own tax advisors to determine the applicability of this tax.

United States Federal Income Taxation of Non-U.S. Holders

General. Subject to the discussion of backup withholding and FATCA below,

•	payments of interest on the Notes to a Non-U.S. Holder will generally not be subject to United States federal withholding tax, provided that:

▪	such payments are not effectively connected with the conduct of a United States trade or business in the United States by the Non-U.S. Holder;

▪	the Non-U.S. Holder does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote;

▪	the Non-U.S. Holder is not a “controlled foreign corporation” (as defined in Section 957(a) of the Code) that, for United States federal income tax purposes, is related (within the meaning of Section 864(d)(4) of the Code) to us;

▪	the Non-U.S. Holder is not a bank described in Section 881(c)(3)(A) of the Code; and

▪	the Non-U.S. Holder provides the applicable withholding agent with a statement (generally on IRS Form W-8BEN or W-8BEN-E), signed under penalties of perjury, stating, among other things, that such Non-U.S. Holder is not a U.S. person. U.S. Treasury regulations provide additional rules for a Note held through one or more intermediaries or pass-through entities;

•	a Non-U.S. Holder generally will not be subject to United States federal income or withholding tax on any gain recognized on the sale, exchange or other taxable disposition of a Note, unless (i) such gain is effectively connected with the conduct of a trade or business in the United States by such Non-U.S. Holder, in which event such gain generally will be subject to U.S. federal income tax in the manner described below, or (ii) such Non-U.S. Holder is an individual who is present in the United States for 183 days or more during the taxable year of such sale, exchange or other taxable disposition and certain other conditions are met, in which event such gain (net of certain U.S. source losses) generally will be subject to United States federal income tax at a rate of 30% (except as provided by an applicable tax treaty).

If a Non-U.S. Holder cannot satisfy the requirements provided under the first bullet point above, payments of interest made to such Non-U.S. Holder will be subject to a 30% United States federal withholding tax unless another exemption is applicable. For example, an applicable tax treaty may reduce or eliminate this withholding tax if such Non-U.S. Holder provides the appropriate documentation (generally, IRS Form W-8BEN or W-8BEN-E) to the applicable withholding agent.

If a Non-U.S. Holder is engaged in the conduct of a trade or business in the United States, and if amounts treated as interest on a Note or gain recognized on the sale, exchange, retirement or other disposition of a Note are effectively connected with such trade or business, such Non-U.S. Holder generally will not be subject to U.S. federal withholding tax on such interest or gain; provided that, in the case of amounts treated as interest, such Non-U.S. Holder provides the appropriate documentation (generally, IRS Form W-8ECI) to the applicable withholding agent. Instead, such Non-U.S. Holder generally will be subject to U.S. federal income tax on such interest or gain in substantially the same manner as a U.S. Holder (except as provided by an applicable tax treaty). In addition, a Non-U.S. Holder that is treated as a corporation for U.S. federal income tax purposes may be subject to a branch profits tax at a rate of 30% (or a lower rate if provided by an applicable tax treaty) on its effectively connected income for the taxable year, subject to certain adjustments.

Non-U.S. Holders should consult their own tax advisors about the specific methods for satisfying these requirements. A claim for exemption will not be valid if the person receiving the applicable form has actual knowledge or reason to know that the statements on the form are false.

Backup withholding and information reporting. Amounts treated as payments of interest on a Note to a Non-U.S. Holder and the amount of any U.S. federal tax withheld from such payments generally must be reported annually to the IRS and to such Non-U.S. Holder by the applicable withholding agent. The information reporting and backup withholding rules that apply to payments of interest to certain U.S.

Holders generally will not apply to amounts treated as payments of interest to a Non-U.S. Holder if such Non-U.S. Holder certifies under penalties of perjury that it is not a U.S. person (generally by providing an IRS Form W-8BEN or W-8BEN-E to the applicable withholding agent) or otherwise establishes an exemption.

Proceeds from the sale, exchange or other taxable disposition of a Note by a Non-U.S. Holder effected outside the United States through a non-U.S. office of a non-U.S. broker generally will not be subject to the information reporting and backup withholding rules that apply to payments to certain U.S. persons; provided that the proceeds are paid to the Non-U.S. Holder outside the United States. However, proceeds from the sale, exchange, retirement or other disposition of a Note by a Non-U.S. Holder effected through a non-U.S. office of a non-U.S. broker with certain specified U.S. connections or a U.S. broker generally will be subject to these information reporting rules (but generally not to these backup withholding rules), even if the proceeds are paid to such Non-U.S. Holder outside the United States, unless such Non-U.S. Holder certifies under penalties of perjury that it is not a U.S. person (generally by providing an IRS Form W-8BEN or W-8BEN-E to the applicable withholding agent) or otherwise establishes an exemption. Proceeds from the sale, exchange, retirement or other disposition of a Note by a Non-U.S. Holder effected through a U.S. office of a broker generally will be subject to these information reporting and backup withholding rules, unless such Non-U.S. Holder certifies under penalties of perjury that it is not a U.S. person (generally by providing an IRS Form W-8BEN or W-8BEN-E to the applicable withholding agent) or otherwise establishes an exemption.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding tax rules from a payment to a Non-U.S. Holder generally will be allowed as a refund or a credit against such Non-U.S. Holder’s United States federal income tax liability, provided that the requisite procedures are followed on a timely basis.

Non-U.S. Holders should consult their own tax advisors regarding their particular circumstances and the availability of and procedure for establishing an exemption from backup withholding.

Foreign Account Tax Compliance Act (FATCA). Under the Foreign Account Tax Compliance Act provisions of the Code and related U.S. Treasury guidance (‘‘FATCA’’), a withholding tax of 30% will be imposed in certain circumstances on payments of (i) interest on the Notes and (ii) on or after January 1, 2019, gross proceeds from the sale, exchange or other disposition of the Notes. In the case of payments made to a ‘‘foreign financial institution’’ (such as a bank, a broker, an investment fund or, in certain cases, a holding company), as a beneficial owner or as an intermediary, this tax generally will be imposed, subject to certain exceptions, unless such institution (i) has agreed to (and does) comply with the requirements of an agreement with the United States (an ‘‘FFI Agreement’’) or (ii) is required by (and does comply with) applicable foreign law enacted in connection with an intergovernmental agreement between the United States and a foreign jurisdiction (an ‘‘IGA’’) to, among other things, collect and provide to the U.S. tax authorities or other relevant tax authorities certain information regarding U.S. account holders of such institution and, in either case, such institution provides the withholding agent with a certification as to its FATCA status. In the case of payments made to a foreign entity that is not a financial institution (as a beneficial owner), the tax generally will be imposed, subject to certain exceptions, unless such entity provides the withholding agent with a certification as to its FATCA status and, in certain cases, identifies any ‘‘substantial’’ U.S. owner (generally, any specified U.S. person that directly or indirectly owns more than a specified percentage of such entity). If a Note is held through a foreign financial institution that has agreed to comply with the requirements of an FFI Agreement or is subject to similar requirements under applicable foreign law enacted in connection with an IGA, such foreign financial institution (or, in certain cases, a person paying amounts to such foreign financial institution) generally will be required, subject to certain exceptions, to withhold tax on payments made to (i) a person (including an individual) that fails to provide any required information or documentation or (ii) a foreign financial institution that has not agreed to comply with the requirements of an FFI Agreement and is not subject to similar requirements under applicable foreign law enacted in connection with an IGA. Non-U.S. Holders should consult their own tax advisors regarding these rules and whether they may be relevant to their ownership and disposition of Notes.

BENEFIT PLAN AND ERISA CONSIDERATIONS

The following is a summary of certain considerations associated with the acquisition, holding, and disposition of the Notes by (i) an employee benefit plan (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, or ERISA) that is subject to Title I of ERISA, (ii) a plan described in Section 4975 of the Code, including an individual retirement account (we refer to an account of this type as an IRA) or a Keogh plan, (iii) any entity whose underlying assets include “plan assets” (as defined in 29 C.F.R. Section 2510.3-101, as modified by Section 3(42) of ERISA (the “plan assets regulation”)) by reason of an investment by an entity described in (i) or (ii) in such entity (each of (i) through (iii), referred to as a “Plan”), or (iv) a plan (“Other Plan”) subject to provisions under applicable federal, state, local, non-U.S. or other laws or regulations that are similar to the provisions of Title I of ERISA or Section 4975 of the Code, referred to herein as Similar Laws. References herein to the purchase, holding or disposition of Notes also refer to the purchase, holding or disposition of any beneficial interest in the Notes.

General Fiduciary Matters. ERISA and the Code impose certain duties on persons who are fiduciaries of a Plan subject to Title I of ERISA or Section 4975 of the Code, and prohibit certain transactions involving the assets of a Plan with its fiduciaries or other interested parties. In general, under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of a Plan or the management or disposition of the assets of such a Plan, or who renders investment advice for a fee or other compensation to such a Plan, is considered to be a fiduciary of the Plan.  Other Plans, which include governmental plans (as defined in Section 3(32) of ERISA), certain church plans (as defined in Section 3(33) of ERISA or Section 4975(g)(3) of the Code) and non-U.S. plans (as described in Section 4(b)(4) of ERISA) are not subject to the requirements of ERISA or Section 4975 of the Code, but may be subject to similar prohibitions under Similar Laws.

A fiduciary of a Plan or Other Plan should consider whether an investment in the Notes satisfies the requirements set forth in ERISA, the Code or Similar Laws, including, with respect to Plans subject to ERISA, the requirements that: (a) the investment satisfy the prudence and diversification standards of ERISA, (b) the investment be solely in the interests of the participants and beneficiaries of the Plan, (c) the investment be permissible under the terms of the Plan’s investment policies and governing instruments and (d) the investment be for the exclusive purpose of providing benefits to the participants and beneficiaries of the Plan and defraying the reasonable expenses of administering the Plan. In determining whether an investment in the Notes is prudent for ERISA purposes, a Plan fiduciary should consider all relevant facts and circumstances, including, without limitation, the limitations imposed on transferability, whether the investment provides sufficient liquidity in light of the foreseeable needs of the Plan, the tax consequences of the investment and whether the investment is reasonably designed, as part of the Plan’s portfolio, to further the Plan’s purposes, taking into consideration the risk of loss and the opportunity for gain (or other return) associated with the investment.

Prohibited Transaction Issues. Whether or not an investment in the Notes will give rise to a transaction prohibited under Section 406 of ERISA or Section 4975 of the Code will depend on whether the Company’s assets will be treated as plan assets of a Plan investing in the Notes. Under the plan assets regulation, a Plan’s assets may be deemed to include an interest in the assets of the issuer if the Plan acquires an “equity interest” in the issuer and none of the exceptions in the plan assets regulation are applicable. In general, an “equity interest” is defined under the plan assets regulation as an interest in an entity other than an instrument which is treated as indebtedness under local law and which has no substantial equity features.

The issuer believes that the Notes will be treated as indebtedness without substantial equity features for purposes of the plan assets regulation (although there are no assurances to that effect). This assessment is based on the traditional debt features of the Notes, including the reasonable expectation of purchasers of the Notes that the Notes will be repaid when due, traditional default remedies, and the absence of conversion rights, warrants and other typical equity features. Accordingly, the issuer believes that the assets of the issuer should not be treated as plan assets under the plan asset regulations as result of investment in the Notes by Plans.

Nevertheless, without regard to whether the Notes may be treated as indebtedness for ERISA purposes, if the issuer, the underwriter or the issuer’s or the underwriter’s current or future affiliates are or may become “parties in interest” or “disqualified persons” with respect to a Plan, then the purchase, holding or disposition of the Notes by or on behalf of, or with the assets of, such Plan could be considered to give rise to a direct or indirect prohibited transaction under ERISA and/or Section 4975 of the Code.  Section 406 of ERISA and Section 4975 of the Code prohibit Plans from engaging in specified transactions involving plan assets with persons or entities who are “parties in interest” or “disqualified persons,” as defined, respectively, under Section 3(14) of ERISA or Section 4975 of the Code, and Section 4975 of the Code imposes an excise tax on “disqualified persons,” who engage in prohibited transactions, in each case unless an exemption is available. A party in interest or disqualified person who engages in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. In addition, a fiduciary of a Plan that engages in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and/or the Code. In the case of an IRA, the occurrence of a prohibited transaction could cause the IRA to lose its tax-exempt status. Thus, a Plan fiduciary considering an investment in the Notes should also consider whether such an investment might constitute or give rise to a prohibited transaction under Section 406 of ERISA or Section 4975 of the Code.

The acquisition, holding and, to the extent relevant, disposition of Notes by a Plan with respect to which the issuer or the underwriters (or certain of our or their affiliates) is considered a party in interest or a disqualified person may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless the investment is acquired, held or disposed of in accordance with an applicable statutory, class or individual prohibited transaction exemption. In this regard, the U.S. Department of Labor has issued prohibited transaction class exemptions, or PTCEs, that may apply to the acquisition and holding of the Notes. These class exemptions include, without limitation, PTCE 84-14 respecting transactions determined by independent qualified professional asset managers, PTCE 90-1 respecting insurance company pooled separate accounts, PTCE 91-38 respecting bank collective investment funds, PTCE 95-60 respecting life insurance company general accounts and PTCE 96-23 respecting transactions determined by in-house asset managers. In addition, each of Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code provides limited exemption, commonly referred to as the “service provider exemption,” from the prohibited transaction provisions of ERISA and Section 4975 of the Code for certain transactions provided that neither the entity that is the party in interest or disqualified person nor any of its affiliates (directly or indirectly) has or exercises any discretionary authority or controls or renders any investment advice with respect to the assets of any Plan involved in the transaction and provided further that the Plan pays no more, and receives no less, than adequate consideration in connection with the transaction. Each of these PTCEs and statutory exemptions contains conditions and limitations on its application. There can be no assurance that any of these statutory or class exemptions will be available with respect to any particular transaction involving the Notes.

Representation. Each purchaser and holder of Notes or any interest therein, and each fiduciary who causes any entity to purchase or hold a Note, shall represent and warrant or be deemed to have represented and warranted, on each day such purchaser or holder holds such Notes, that either, (i) it is not a Plan, and no portion of the assets used to acquire or hold the Notes constitutes plan assets of any Plan or (ii) the acquisition, holding and disposition of a Note will not result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or similar violation under any applicable Similar Laws for which there is no applicable statutory, regulatory or administrative exemption.

The foregoing discussion is general in nature and is not intended to be all-inclusive. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing Notes on behalf of, or with the assets of, any Plan or Other Plan, consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Code and any Similar Laws to such investment and whether an exemption would be applicable to the purchase, holding and disposition of the Notes. The acquisition, holding and, to the extent relevant, disposition of Notes by or to any Plan or Other Plan is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by such Plans or Other Plans generally or any particular Plan or Other Plan, or that such an investment is appropriate for Plans and Other Plans generally or any particular Plan or Other Plan.

UNDERWRITING

We have entered into an underwriting agreement with Sandler O’Neill + Partners, L.P. (the “Underwriter”), as the underwriter with respect to the Notes being offered pursuant to this prospectus supplement. Subject to certain conditions, the Underwriter has agreed to purchase the aggregate principal amount of Notes in this offering set forth next to its name in the following table.

Underwriters	Amount of Securities
Sandler O’Neill + Partners, L.P.	$
Total	$

The underwriting agreement provides that the obligation of the Underwriter to purchase the Notes offered hereby is subject to certain conditions precedent and that the Underwriter is obligated to purchase all of the Notes offered by this prospectus supplement if any of the Notes are not purchased.

We have agreed to indemnify the Underwriter against some specified types of liabilities, including liabilities under the Securities Act of 1933, as amended, and to contribute to payments the Underwriter may be required to make in respect of any of these liabilities.

Discounts

The following table shows the per Note and total underwriting discounts we will pay the Underwriter.

Per Note	%
Total	$

The Underwriter will offer the Notes directly to the public initially at the public offering price set forth on the cover of this prospectus supplement. If all the Notes are not sold at the initial offering price, the Underwriter may change the offering price and the other selling terms. The offering of the Notes by the Underwriter is subject to receipt and acceptance and subject to the Underwriter’s right to reject any order in whole or in part.

The expenses of the offering, not including the underwriting discount, are estimated at $      and are payable by us.

The representatives of the Underwriter have advised us that the Underwriter does not intend to confirm sales to any account over which it exercises discretionary authority.

No Sales of Similar Securities

We have agreed, for a period beginning on the date of the underwriting agreement and continuing to and including the closing date of the offering contemplated hereby, that we will not, without the prior written consent of the Underwriter, directly or indirectly, issue, sell, offer or contract to sell, grant any option for the sale of, or otherwise transfer or dispose of, any debt securities or nonconvertible preferred stock, including any guarantee of such securities, or any securities convertible into or exchangeable for or representing the right to receive such securities, other than the Notes.

No Public Trading Market

There is currently no public trading market for the Notes. In addition, we have not applied and do not intend to apply to list the Notes on any securities exchange or to have the Notes quoted on a quotation system. The Underwriter has advised us that it intends to make a market in the Notes. However, it is not obligated to do so and may discontinue any market-making in the Notes at any time in its sole discretion. Therefore, we cannot assure you that a liquid trading market for the Notes will develop, that you will be able to sell your Notes at a particular time, or that the price you receive when you sell will be favorable. If an active public trading market for the Notes does not develop, the market price and liquidity of the Notes may be adversely affected. If the Notes are traded, they may trade at a discount from their initial offering price, depending on prevailing interest rates, the market for similar securities, our operating performance and financial condition, general economic conditions and other factors.

Price Stabilization, Short Positions

In connection with the offering of the Notes pursuant to this prospectus supplement, the Underwriter may engage in overallotment, stabilizing transactions and syndicate covering transactions. Overallotment involves sales in excess of the offering size, which creates a short position for the Underwriter. Stabilizing transactions involve bids to purchase the Notes in the open market for the purpose of pegging, fixing, or maintaining the price of the Notes. Syndicate covering transactions involve purchases of the Notes in the open market after the distribution has been completed in order to cover short positions. The Underwriter may also impose a penalty bid. This occurs when a particular underwriter repays to the other underwriters a portion of the underwriting discount received by it because the representative has repurchased Notes sold by or for the account of such underwriter in stabilizing or syndicate covering transactions. Stabilizing transactions and syndicate covering transactions, and together with the imposition of a penalty bid, may cause the price of the Notes to be higher than it would otherwise be in the absence of those transactions. If the Underwriter engages in stabilizing or syndicate covering transactions, they may discontinue them at any time.

Neither we nor the Underwriter make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Notes. In addition, neither we nor the Underwriter make any representation that the Underwriter will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Other Relationships

The Underwriter and its affiliates have engaged in, and may in the future engage in, financial advisory, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. They have received, or may in the future receive, customary fees and commissions for these services and transactions.

In addition, in the ordinary course of their business activities, the Underwriter and its affiliates may make or hold a broad array of investments including serving as counterparties to certain derivative and hedging arrangements and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. If the Underwriter or any of its affiliates has a lending relationship with us, they may hedge their credit exposure to us consistent with their customary risk management policies. The Underwriter and its affiliates could hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the Notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the Notes offered hereby. The Underwriter and its affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

VALIDITY OF NOTES

The validity of the Notes we are offering will be passed upon for us by Katten Muchin Rosenman LLP. Certain legal matters will be passed upon for the underwriter by Manatt, Phelps & Phillips, LLP.

EXPERTS

The consolidated financial statements of Meta Financial Group, Inc. as of September 30, 2015 and 2014, and for each of the years in the three-year period ended September 30, 2015, and management’s assessment of the effectiveness of internal control over financial reporting as of September 30, 2015, which are included in our Annual Report on Form 10-K for the fiscal year ended September 30, 2015, have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

PROSPECTUS
Meta Financial Group, Inc.
$150,000,000
Debt Securities
Common Stock
Nonvoting Common Stock
Preferred Stock
Depositary Shares
Warrants
Units
________________________
Meta Financial Group, Inc. may offer, issue and sell, from time to time, in one or more offerings, the securities described in this prospectus.
These securities may be offered or sold to or through one or more underwriters, dealers or agents, or directly to purchasers, on a continued or delayed basis.
This prospectus describes the general terms of these securities and the general manner in which we will offer them. We will provide the specific terms of these securities, and the manner in which they are being offered, in supplements to this prospectus. These securities cannot be sold unless this prospectus is accompanied by a prospectus supplement. You should read this prospectus, any post-effective amendment and the applicable prospectus supplement carefully before you invest.
The principal executive offices of Meta Financial Group, Inc. are located at 5501 South Broadband Lane, Sioux Falls, South Dakota 57108, and the telephone number is (605) 782-1767.
The shares of the common stock of Meta Financial Group, Inc. are listed on the Nasdaq Global Select Market under the symbol “CASH.” On June 24, 2016, the closing price of Meta Financial Group, Inc.’s common stock was $51.71 per share.
________________________
Investing in our securities involves a high degree of risk. Before buying our securities, you should consider the risks described under the caption “Risk Factors” beginning on page 3 of this prospectus and refer to the risk factors that may be included in a prospectus supplement and in our periodic reports and other information that we file with the Securities and Exchange Commission.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
________________________
THE SECURITIES WILL BE EQUITY SECURITIES IN OR UNSECURED OBLIGATIONS OF META FINANCIAL GROUP, INC. AND WILL NOT BE SAVINGS ACCOUNTS OR DEPOSITS IN OUR SUBSIDIARY BANK, WILL NOT BE GUARANTEED BY OUR SUBSIDIARY BANK AND, UNLESS SPECIFIED IN A PROSPECTUS SUPPLEMENT, WILL NOT BE INSURED OR GUARANTEED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENT AGENCY.
________________________
This prospectus is dated July 12, 2016.

i

ABOUT THIS PROSPECTUS
This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (“SEC”) using a “shelf” registration process. Under this shelf registration process, we may sell any combination of the securities described in this prospectus in one or more offerings.
This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. Such prospectus supplement may also add, update or change information contained in this prospectus. If there is any inconsistency between the information in the prospectus and the applicable prospectus supplement, you should rely on the information in the prospectus supplement. You should read the information in this prospectus and the applicable prospectus supplement together with the additional information incorporated by reference herein as provided for under the heading “Incorporation of Certain Information by Reference.”
You should rely only on the information incorporated by reference or provided in this prospectus and any relevant prospectus supplement. We have not authorized anyone to provide you with different information. We are not making an offer to sell or soliciting an offer to buy these securities in any jurisdiction in which the offer or solicitation is not authorized or in which the person making the offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make the offer or solicitation. You should not assume that the information in this prospectus, in any prospectus supplement or in any document incorporated by reference is accurate as of any date other than the date on the front of the document that contains the information.
Any of the securities described in this prospectus and in a prospectus supplement may be convertible or exchangeable into other securities that are described in this prospectus or which will be described in a prospectus supplement or may be issued separately, together or as part of a unit consisting of two or more securities, which may or may not be separate from one another. These securities may include new or hybrid securities developed in the future that combine features of any of the securities described in this prospectus.
The registration statement that contains this prospectus, including the exhibits to the registration statement, contains additional information about us and the securities offered under this prospectus. You can find the registration statement at the SEC’s website or at the SEC office mentioned under the heading “Where You Can Find More Information.”
Unless the context otherwise indicates, the terms “us,” “we,” “our,” “Meta Financial” and the “Company” refer to Meta Financial Group, Inc. and our subsidiaries.
WHERE YOU CAN FIND MORE INFORMATION
We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy, at prescribed rates, any documents we have filed with the SEC at its Public Reference Room located at 100 F Street, N.E., Washington, DC 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. We also file these documents with the SEC electronically. You can access the electronic versions of these filings on the SEC’s internet website found at http://www.sec.gov. You may also obtain free copies of the documents we have filed with the SEC from our internet website at http://www.metafinancialgroup.com. These filings will be available as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. The information found on, or that may be accessed through, the Company’s website is not incorporated by reference in this prospectus and should not be considered a part of this prospectus.
This prospectus is a part of a Registration Statement on Form S-3. This prospectus does not contain all of the information you can find in the registration statement or the exhibits to the registration statement. For further information about us and the securities offered under this prospectus, we refer you to the registration statement and the exhibits and schedules filed as a part of the registration statement.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE
The SEC allows us to “incorporate by reference” information into this prospectus. This means that we can disclose important information by referring you to another document filed separately with the SEC. The information that we incorporate by reference is deemed to be a part of this prospectus, except for any information that is superseded by information that is included directly in this prospectus. This prospectus incorporates by reference the documents listed below that we have previously filed with the SEC. The documents contain important information about us.

Our SEC Filings (File No. 000-22140)	Period or Filing Date

Annual Report on Form 10-K	Year ended September 30, 2015;
Quarterly Reports on Form 10-Q	Quarters ended December 31, 2015; March 31, 2016;
Current Reports on Form 8-K
Filed on October 30, 2015, November 20, 2015, November 25, 2015, December 8, 2015, December 17, 2015, January 26, 2016, January 28, 2016, February 23, 2016, April 28, 2016, May 10, 2016, May 23, 2016 and May 24, 2016(excluding all information furnished in such reports under Item 2.02 or Item 7.01); and

The description of our common stock contained in a Registration Statement on Form 8-A, including any amendment or report filed for the purpose of updating such description	July 29, 1993
We also incorporate by reference additional documents that we will file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (other than portions of the documents that are furnished under Item 2.02 or Item 7.01 of a Current Report on Form 8-K and exhibits furnished on such form that relate to such items, unless otherwise indicated therein) after the date of this document. Those documents include periodic reports such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements on Schedule DEF 14A.
Information in this prospectus supersedes related information in the documents listed above, and information in subsequently filed documents supersedes related information in both this prospectus and the documents incorporated by reference herein.
Documents which we incorporate by reference are available from us without charge, excluding all exhibits, unless we have specifically incorporated by reference an exhibit in this prospectus. You may obtain documents incorporated by reference in this prospectus by requesting them in writing or by telephone from us at:
Meta Financial Group, Inc.
Attention: Corporate Secretary
5501 South Broadband Lane,
Sioux Falls, South Dakota 57108
(605) 782-1767

RISK FACTORS
Investing in our securities involves risk. Please see the “Risk Factors” section in our most recent Annual Report on Form 10-K, along with any disclosure related to the risk factors contained in our subsequent Quarterly Reports on Form 10-Q,or Current Reports on Form 8-K, in each case, which are incorporated by reference in this prospectus, as amended, supplemented or superseded from time to time by other reports we file with the SEC in the future. Before making an investment decision, you should carefully consider these risks as well as all other information contained or incorporated by reference in this prospectus. If any of the events described in such "Risk Factors" section occurs or the risks described therein actually materialize, our business, financial condition, results of operations, cash flow or prospects could be materially adversely affected. Risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations, our financial results and the value of our securities. The prospectus supplement applicable to each type or series of securities we offer may contain a discussion of additional risks applicable to an investment in us and the particular type of securities we are offering under that prospectus supplement.
FORWARD-LOOKING STATEMENTS
This prospectus and the documents that are incorporated by reference herein may contain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. You can identify forward-looking statements by words such as “may,” “hope,” “will,” “should,” “expect,” “plan,” “anticipate,” “intend,” “believe,” “estimate,” “predict,” “potential,” “continue,” “could,” “future” or the negative of those terms or other words of similar meaning. You should read statements that contain these words carefully because they discuss our future expectations or state other “forward-looking” information.
These forward-looking statements include statements with respect to the Company’s beliefs, expectations, estimates, and intentions that are subject to significant risks and uncertainties, and are subject to change based on various factors, some of which are beyond the Company’s control. Such statements address, among others, the following subjects: future operating results; customer retention; loan and other product demand; the potential benefits of the acquisition of Fort Knox Financial Services Corporation and its wholly-owned subsidiary, Tax Product Services LLC (collectively, “Fort Knox” or “Refund Advantage”); important components of the Company's statements of financial condition and operations; growth and expansion; new products and services, such as those offered by MetaBank or Meta Payment Systems® (“MPS”), a division of the Bank; credit quality and adequacy of reserves; technology; and the Company's employees. Actual results may differ materially from those contained in the forward-looking statements contained herein. The following factors, among others, could cause the Company's financial performance and results of operations to differ materially from the expectations, estimates, and intentions expressed in such forward-looking statements: the risk that the Company may incur unanticipated or unknown losses or liabilities as a result of the completion of the transaction with Fort Knox; the strength of the United States' economy, in general, and the strength of the local economies in which the Company conducts operations; the effects of, and changes in, trade, monetary, and fiscal policies and laws, including interest rate policies of the Board of Governors of the Federal Reserve System (the “Federal Reserve”), as well as efforts of the United States Treasury in conjunction with bank regulatory agencies to stimulate the economy and protect the financial system; inflation, interest rate, market, and monetary fluctuations; the timely development of, and acceptance of new products and services offered by the Company, as well as risks (including reputational and litigation) attendant thereto, and the perceived overall value of these products and services by users; the risks of dealing with or utilizing third parties; any actions which may be initiated by our regulators; the impact of changes in financial services laws and regulations, including, but not limited to, laws and regulations relating to the tax refund industry, our relationship with our primary regulators, the Office of the Comptroller of the Currency (“OCC”) and the Federal Reserve, as well as the Federal Deposit Insurance Corporation (“FDIC”), which insures the Bank’s deposit accounts up to applicable limits; technological changes, including, but not limited to, the protection of electronic files or databases; acquisitions; litigation risk, in general, including, but not limited to, those risks involving the MPS division; the growth of the Company’s business, as well as expenses related thereto; continued maintenance by the Bank of its status as a well-capitalized institution, particularly in light of our deposit base, a substantial portion of which has been characterized as “brokered”; changes in consumer spending and saving habits; and the success of the Company at managing and collecting assets of borrowers in default.

The foregoing list of factors is not exclusive. Additional discussions of factors affecting the Company’s business and prospects are contained in the Company’s periodic reports on Form 10-K and Form 10-Q, Current Reports on Form 8-K and other filings made with the SEC. The Company expressly disclaims any intent or obligation to update any forward-looking statements, whether written or oral, that may be made from time to time by or on behalf of the Company or its subsidiaries.

META FINANCIAL GROUP, INC.
Meta Financial, a registered unitary savings and loan holding company regulated by the Federal Reserve, is a Delaware corporation. The principal assets of Meta Financial are all the issued and outstanding shares of the Bank, a federal savings bank, the accounts of which are insured up to applicable limits by the Deposit Insurance Fund (“DIF”) of the FDIC. Unless the context otherwise requires, references herein to Meta Financial include Meta Financial and the Bank, and all subsidiaries of Meta Financial, direct or indirect, on a consolidated basis.
The Bank, a wholly-owned full-service banking subsidiary of Meta Financial, is both a community-oriented financial institution offering a variety of financial services to meet the needs of the communities it serves and a payments company providing services on a nationwide basis. The business of the Bank consists of attracting retail deposits from the general public and investing those funds primarily in loans for one- to- four-family residential mortgages, commercial and multi-family real estate, agricultural operations and real estate, construction, consumer and commercial operations, and premium finance. The Bank also purchases mortgage-backed securities and other investments permissible under applicable regulations. The Bank has four market areas: Northwest Iowa (“NWI”), Brookings, South Dakota (“Brookings”), Central Iowa (“CI”), and Sioux Empire (“SE”). The Bank’s home office is located at 5501 South Broadband Lane, Sioux Falls, South Dakota. NWI operates two offices in Storm Lake, Iowa. Brookings operates one office in Brookings, South Dakota. CI operates a total of four offices in Iowa: Des Moines (2), West Des Moines, and Urbandale. SE operates three offices and one administrative office in Sioux Falls, South Dakota. AFS/IBEX is also operated under the Bank segment. AFS/IBEX provides nationwide, commercial insurance premium financing for business and insurance agencies, through offices in Texas and California.
The Company’s payments business, Meta Payment Systems (“MPS”), includes our electronic payments division and Refund Advantage, our tax refund-transfer software division. MPS offers prepaid cards and other payment industry products and services nationwide and operates out of Sioux Falls, South Dakota. Refund Advantage offers professional tax refund-transfer services used by independent Electronic Refund Originators and their customers and operates out of Louisville, Kentucky.
The Company’s revenues are derived primarily from interest on commercial and residential mortgage loans, mortgage-backed securities and other investments, fees generated through the activities of MPS and Refund Advantage, consumer loans, agricultural operating loans, commercial operating loans, income from service charges, loan origination fees and loan servicing fee income.
Meta Financial’s headquarters are located at 5501 South Broadband Lane, Sioux Falls, South Dakota 57108 and our telephone number is (605) 782-1767. Our internet address is http://www.metafinancialgroup.com. The reference to our website does not constitute incorporation by reference of the information contained on the website, which should not be considered part of this prospectus supplement or the accompanying prospectus.
CERTAIN REGULATORY CONSIDERATIONS
General
As a savings and loan holding company under the Savings and Loan Holding Company Act, we are subject to the comprehensive supervision, examination, and regulation of the Federal Reserve. Similarly our primary subsidiary, MetaBank, is subject to comprehensive supervision, examination and regulation of, the Office of the Comptroller of the Currency (the “OCC”), its primary federal regulator, and by the FDIC, which insures its deposits up to applicable limits.
For a discussion of the material elements of the regulatory framework applicable to thrift holding companies and their subsidiaries, and specific information relevant to us, please refer to our Annual Report on Form 10-K for the year ended September 30, 2015, which is incorporated by reference in this prospectus, and any subsequent reports we file with the SEC that are so incorporated. This regulatory framework is intended primarily for the protection of depositors and other clients of banking subsidiaries, the FDIC, and the banking system as a whole, not for the protection of investors.

USE OF PROCEEDS
Unless we indicate a different use in an accompanying prospectus supplement, the net proceeds from our sale of the offered securities will be added to our general corporate funds and may be used for:

•	debt reduction or debt refinancing;
•	investments in or advances to subsidiaries;
•	acquisitions of bank and nonbank businesses;
•	capital expenditures;
•	repurchase of shares of our common stock or other securities; and
•	general corporate purposes.
Until the net proceeds have been used, they may be temporarily invested in securities or held in deposits of our subsidiary bank.
The applicable prospectus supplement will provide more details on the use of proceeds of any specific offering.
RATIO OF EARNINGS TO FIXED CHARGES
The following table shows our ratio of consolidated earnings to fixed charges for the six months ended March 31, 2016 and 2015 and each of our last five fiscal years:

Six Months Ended March 31,		Year Ended September 30,
2016	2015	2015	2014	2013	2012	2011
13.33x	8.29x	7.64x	7.48x	5.94x	7.53x	2.56x

For the purpose of computing the above ratios, earnings consist of pre-tax income (loss), distributed equity income of affiliated companies and fixed charges, less capitalized interest and net income – noncontrolling interests. Fixed charges consist of interest expense, capitalized interest and the portion of rental expense which represents the interest factor. As of the date of this prospectus we do not have any shares of preferred stock outstanding and, prior to the date of this prospectus, we did not have any shares of preferred stock outstanding that paid holders thereof any preference dividends. Accordingly, our ratio of earnings to combined fixed charges and preference dividends is the same as our ratio of consolidated earnings to fixed charges as disclosed above.
DESCRIPTION OF THE SECURITIES WE MAY OFFER
This prospectus contains summary descriptions of the senior and subordinated debt securities, common stock, preferred stock, depositary shares, warrants and units that we may offer from time to time. These summary descriptions are not meant to be complete descriptions of each security. The particular terms of any security that will be offered under this prospectus will be described in the applicable prospectus supplement and other offering material. The applicable prospectus supplement may add, update or change the terms and conditions of the securities as described in this prospectus. The terms of the offering of securities, the initial offering price and the net proceeds to us will be contained in the prospectus supplement and/or other offering material relating to such offering. You should read the applicable prospectus supplement relating to the securities being offered pursuant to this prospectus and any other offering materials that we may provide.

DESCRIPTION OF SENIOR AND SUBORDINATED DEBT SECURITIES
General
We may issue, separately or together with, or upon conversion, exercise or exchange of other securities, debt securities from time to time in one or more series, as set forth in the applicable prospectus supplement. The following is a description of the material features, terms and provisions of debt securities that we may offer. This summary does not purport to be exhaustive and may not contain all the information that is important to you. Therefore, you should read the applicable prospectus supplement relating to those debt securities and any other offering materials that we may provide.
We may issue senior debt securities or subordinated debt securities under separate indentures, which may be supplemented or amended from time to time. Senior debt securities would be issued under a senior indenture and subordinated debt securities would be issued under a subordinated indenture. The senior indenture and subordinated indenture are referred to individually in this prospectus as the indenture, and collectively as the indentures. You should carefully consider the actual provisions of the indentures and any supplemental indentures.
The particular terms of a series of debt securities will be described in a prospectus supplement relating to such series of debt securities. The indentures will be subject to and governed by the Trust Indenture Act of 1939, as amended, and may be supplemented or amended from time to time following their execution. Unless otherwise stated in the applicable prospectus supplement, we will not be limited in the amount of debt securities that we may issue, and neither the senior debt securities nor the subordinated debt securities will be secured by any of our property or assets. Thus, by owning debt securities, you will be one of our unsecured creditors.
We are a holding company and conduct substantially all of our operations through our subsidiary bank. As a result, claims of holders of debt securities of the holding company will generally have a junior position to claims of creditors of the Bank.
In addition, our right to participate as a stockholder in any distribution of assets of our subsidiary (and thus the ability of holders of our debt securities to benefit from such distribution as our creditors) is junior to creditors of such subsidiary, including depositors of the Bank.
The indentures, forms of which are filed as exhibits to the registration statement of which this prospectus is a part and which are incorporated by reference into this prospectus, and any supplemental indentures, will contain the full legal text of the matters described in this section of the prospectus. Because this section is a summary, it does not describe every aspect of the debt securities or any applicable indentures or supplemental indenture. This summary is therefore subject to and is qualified in its entirety by reference to all the provisions of any applicable indenture or supplemental indenture, including any definitions of terms used in such indenture. Your rights will be defined by the terms of any applicable indenture or supplemental indenture, not the summary provided herein. This summary is also subject to and qualified by reference to the description of the particular terms of a particular series of debt securities described in the applicable prospectus supplement or supplements.
The debt securities may be denominated and payable in U.S. dollars. We may also issue debt securities, from time to time, with the principal amount, interest or other amounts payable on any relevant payment date to be determined by reference to one or more currency exchange rates, securities or baskets of securities, commodity prices, indices or any other financial, economic or other measure or instrument, including the occurrence or non-occurrence of any event or circumstance. In addition, we may issue debt securities as part of any units issued by us. All references in this prospectus or any prospectus supplement to other amounts will include premiums, if any, other cash amounts payable under the applicable indenture, and the delivery of securities or baskets of securities under the terms of the debt securities. Debt securities may bear interest at a fixed rate, which may be zero, or a floating rate.

We will set forth in the applicable prospectus supplement the terms, if any, on which a series of debt securities may be convertible into or exchangeable for our preferred stock, common stock or other securities. We will include provisions as to whether conversion or exchange is permitted or mandatory, whether at the option of the holder or at our option. We may include provisions pursuant to which the number of shares of our preferred stock, common stock or other securities that holders of the series of debt securities receive would be subject to adjustment.
The applicable prospectus supplement will describe the debt securities and the price or prices at which we will offer the debt securities. The description will, to the extent applicable, include:

•	the title and form of the debt securities;
•	the ranking of the debt securities as compared to other debt;
•	the aggregate principal amount of the debt securities or the series of which they are a part;
•	the person or persons to whom any principal or interest on a debt security of the series will be paid;
•	the date or dates on which we must repay the principal;
•	the rate or rates at which the debt securities will bear interest;
•	the date or dates from which interest will accrue, and the dates on which we must pay interest;
•	the place or places where we must pay the principal and any premium or interest on the debt securities;
•	the terms and conditions on which the debt securities may be convertible into other securities;
•	whether the debt securities are entitled to the benefit of any sinking fund;
•	the identity of the trustee;
•	the terms and conditions on which we may redeem any debt security, if at all;
•	any obligation to redeem or purchase any debt securities, and the terms and conditions on which we must do so;
•	the denominations in which we may issue the debt securities;
•	the manner in which we will determine the amount of principal of or any premium or interest on the debt securities;
•	the currency in which we will pay the principal of and any premium or interest on the debt securities;
•	the principal amount of the debt securities that we will pay upon declaration of acceleration of their maturity;
•
the amount that will be deemed to be the principal amount for any purpose, including the principal amount that will be due and payable upon any maturity or that will be deemed to be outstanding as of any date;

•	whether the debt securities are defeasible and the terms of such defeasance; and
•
any addition to or change in the events of default applicable to the debt securities and any change in the right of the trustee or the holders to declare the principal amount of any of the debt securities due and payable.

Some of the debt securities may be issued as original issue discount debt securities. Original issue discount securities bear no interest or bear interest at below market rates and will be sold at a discount below their stated principal amount. A prospectus supplement relating to an issue of original issue discount securities will contain information relating to United States federal income tax, accounting, and other special considerations applicable to original issue discount securities.

Senior Debt Securities
The senior debt securities will be our direct, unsecured general obligations, will constitute senior indebtedness, and will have the same rank as our other senior indebtedness. For a definition of “senior indebtedness,” see “Subordinated Debt Securities — Subordination” below.
Events of Default. Unless otherwise specified in the applicable prospectus supplement, any of the following events will be an event of default for any series of senior debt securities:

•	default in the payment of interest on any senior debt security of that series and the continuance of that default for 30 days;
•	default in the payment of principal of, or premium, if any, on, any senior debt security of that series at maturity;
•	default in the deposit of any sinking fund payment applicable to any senior debt security of that series and the continuance of that default for five days;
•	failure by us for 60 days after notice to perform any of the other covenants or warranties in the senior indenture applicable to that series;
•	specified events of bankruptcy, insolvency, or reorganization; and
•	any other event of default specified with respect to senior debt securities of that series.
If any event of default with respect to senior debt securities of any series occurs and is continuing, either the trustee or the holders of not less than 25% in principal amount of the outstanding senior debt securities of that series will be entitled to declare the principal amount (or, if the senior debt securities of that series are original issue discount senior debt securities, a specified portion of the principal amount) of all senior debt securities of that series to be due and payable immediately. No such declaration will be required upon specified events of bankruptcy, insolvency or reorganization. Subject to certain conditions, the holders of a majority in principal amount of the outstanding senior debt securities of that series will be entitled to annul the declaration.
We will describe in the applicable prospectus supplement any particular provisions relating to the acceleration of the maturity of a portion of the principal amount of original issue discount senior debt securities upon an event of default.
Subject to the duty to act with the required standard of care during a default, the trustee will not be obligated to exercise any of its rights or powers under the senior indenture at the request or direction of any of the holders of senior debt securities, unless the holders have offered to the trustee security or indemnity reasonably satisfactory to the trustee. Unless otherwise specified in the applicable prospectus supplement, the holders of a majority in principal amount of outstanding senior debt securities of any series will be entitled to direct the time, method, and place of conducting any proceeding for any remedy available to the trustee for that series, or exercising any trust or other power conferred on the trustee. However, the trustee will be entitled to decline to act if the direction is contrary to law or the senior indenture.
Unless otherwise specified in the applicable prospectus supplement, we will be required to file annually with the trustee a certificate of no default or specifying any default that exists.
Defeasance and Covenant Defeasance. Unless otherwise specified in the applicable prospectus supplement, we will be permitted to elect:

•	defeasance, which would discharge us from all of our obligations (subject to limited exceptions) with respect to any senior debt securities of that series then outstanding; and/or
•	covenant defeasance, which would release us from our obligations under specified covenants and the consequences of the occurrence of an event of default resulting from a breach of these covenants.
To make either of the above elections, we will be required to deposit in trust with the trustee money and/or U.S. government obligations (as defined below) or, with respect to senior debt securities denominated in a foreign currency, foreign government obligations (as defined below) which, through the payment of principal and interest in accordance with their terms, will provide sufficient money, without reinvestment, to repay in full those senior debt securities.
As used in the senior indenture, “U.S. government obligations” are:

•
direct obligations of the U.S. or of an agency or instrumentality of the U.S., in either case that are guaranteed as full faith and credit obligations of the U.S. and that are not redeemable by the issuer; and

•	certain depositary receipts with respect to obligations referred to in clause immediately above.
As used in the senior indenture, “foreign government obligations” are direct obligations of a foreign government or governments or of an agency or instrumentality of such foreign government or governments, in either case that are guaranteed as full faith and credit obligations of such foreign government or governments and that are not redeemable by the issuer.
As a condition to defeasance or covenant defeasance, we will be required to deliver to the trustee an opinion of counsel that the holders of the senior debt securities will not recognize income, gain, or loss for federal income tax purposes as a result of the defeasance or covenant defeasance and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if defeasance or covenant defeasance had not occurred. That opinion, in the case of defeasance, but not covenant defeasance, will be required to refer to and be based upon a ruling received by us from the Internal Revenue Service or published as a revenue ruling or upon a change in applicable federal income tax law.
If we exercise our covenant defeasance option with respect to a particular series of senior debt securities, then even if there were a default under the related covenant, payment of those senior debt securities would not be accelerated. We will be entitled to exercise our defeasance option with respect to a particular series of senior debt securities, even if we previously had exercised our covenant defeasance option. If we were to exercise our defeasance option, payment of those senior debt securities may not be accelerated because of any event of default. If we exercise our covenant defeasance option and an acceleration were to occur, the realizable value at the acceleration date of the money and U.S. government obligations in the defeasance trust could be less than the principal and interest then due on those senior debt securities. This is because the required deposit of money and/or U.S. government obligations in the defeasance trust will be based upon scheduled cash flows, rather than market value, which will vary depending upon interest rates and other factors.
Modification and Waiver. Unless otherwise specified in the applicable prospectus supplement, we, together with the trustee, will be entitled to enter into supplemental indentures without the consent of the holders of senior debt securities to:

•	evidence the assumption by another person of our obligations;
•	add covenants for the benefit of the holders of all or any series of senior debt securities;
•	add any additional events of default;
•	add to or change the senior indenture to permit or facilitate the issuance of debt securities in bearer form;
•
add to, change or eliminate a provision of the senior indenture if such addition, change or elimination does not apply to a senior debt security created prior to the execution of such supplemental indenture, or modify the rights of a holder of any senior debt security with such provision;

•	secure any senior debt security;
•	establish the form or terms of senior debt securities of any series;
•	evidence the acceptance of appointment by a successor trustee; or
•
cure any ambiguity or correct any inconsistency in the senior indenture or make other changes, provided that any such action does not adversely affect the interests of the holders of senior debt securities of any affected series in any material respect.

Unless otherwise specified in the applicable prospectus supplement, other amendments and modifications of the senior indenture may be made with the consent of the holders of not less than a majority of the aggregate principal amount of each series of the outstanding senior debt securities affected by the amendment or modification. No modification or amendment will be permitted to, however, without the consent of the holder of each outstanding senior debt security affected:

•	change the stated maturity of the principal of or any installment of principal or interest, if any, on any such senior debt security;
•	reduce the principal amount of (or premium, if any) or the interest rate, if any, on any such senior debt security or the principal amount due upon acceleration of an original issue discount security;
•	change the place or currency of payment of principal of (or premium, if any) or the interest, if any, on such senior debt security;
•	impair the right to sue for the enforcement of any such payment on or with respect to any such senior debt security;
•	reduce the percentage of holders of senior debt securities necessary to modify or amend the senior indenture; or
•	modify the foregoing requirements or reduce the percentage of outstanding securities necessary to waive compliance with certain provisions of the senior indenture or for waiver of certain defaults.
The holders of at least a majority of the aggregate principal amount of the outstanding securities of any series will be entitled to, on behalf of all holders of that series, waive our required compliance with certain restrictive provisions of the senior indenture and waive any past default under the senior indenture, except a default in the payment of principal, premium or interest or in the performance of certain covenants.
Consolidation, Merger, and Sale of Assets. We may, without the consent of the holders of any senior debt securities, consolidate or merge with any other person or transfer or lease all or substantially all of our assets to another person, or permit another corporation to merge into us, as long as:

•	the successor is a person organized under U.S. law;
•	the successor, if not us, assumes our obligations on the senior debt securities and under the senior indenture;
•	after giving effect to the transaction, no event of default, and no event which, after notice or lapse of time or both, would become an event of default, shall have occurred and be continuing; and
•	other specified conditions are met.
Subordinated Debt Securities
The subordinated debt securities will be our direct, unsecured general obligations. The subordinated debt securities will be subordinate and junior in right of payment to all senior indebtedness — and, in certain circumstances described below relating to our dissolution, winding-up, liquidation, or reorganization — to all other financial obligations. Unless otherwise specified in the applicable prospectus supplement, the amount of debt, including senior indebtedness, or other financial obligations we may incur will not be limited.
Unless otherwise specified in the applicable prospectus supplement, the maturity of the subordinated debt securities will be subject to acceleration only upon our bankruptcy or reorganization. See “— Events of Default” below.
Subordination. The subordinated debt securities will be subordinate and junior in right of payment to all senior indebtedness and, under certain circumstances described below, to all other financial obligations.
As used in this prospectus, “senior indebtedness” means the principal of, premium, if any, and interest on all indebtedness for money borrowed by us or evidenced by a note or similar instrument given in connection with the acquisition of any business, properties or assets of any kind. Senior indebtedness, however, does not include indebtedness that is stated in its terms to not be superior to, or to have the same rank as or be subordinate to, the subordinated debt securities.
As used in this prospectus, “other financial obligations” means all indebtedness of the Company for claims in respect of derivative products, such as interest and foreign exchange rate contracts, commodity contracts, and similar arrangements, except obligations that constitute senior indebtedness and except obligations that are expressly stated in their terms to have the same rank as, or be subordinate to, the subordinated debt securities.
If the maturity of any subordinated debt securities is accelerated, the holders of all senior indebtedness outstanding at the time of such acceleration will first be entitled to receive payment in full of all amounts due thereon before the holders of subordinated debt securities will be entitled to receive any payment upon the principal of (or premium, if any) or interest, if any, on the subordinated securities.

Unless otherwise specified in the applicable prospectus supplement, no payments on account of principal (or premium, if any) or interest, if any, in respect of the subordinated debt securities will be permitted to be made if:

•
there shall have occurred and be continuing a default in the payment of principal of (or premium, if any) or interest on senior indebtedness or an event of default with respect to any senior indebtedness resulting in the acceleration of the maturity thereof; or

•	any judicial proceeding shall be pending with respect to any such default in payment or event of default.
In addition, unless otherwise specified in the applicable prospectus supplement, upon our dissolution, winding-up, liquidation or reorganization, we will be required to pay to the holders of senior indebtedness the full amounts of principal of, premium, if any, and interest, if any, on the senior indebtedness before any payment or distribution is made on the subordinated debt securities. If, after we have made those payments on the senior indebtedness, amounts are available for payment on the subordinated debt securities and creditors that hold other financial obligations have not received their full payments, then we will first be required to use amounts available for payment on the subordinated debt securities to pay in full all other financial obligations before we may make any payment on the subordinated debt securities.
Events of Default. Unless otherwise specified in the applicable prospectus supplement, an event of default under the subordinated indenture with respect to subordinated debt securities of any series will occur upon certain events in bankruptcy, insolvency or reorganization involving us and any other event of default regarding that series of debt securities. If an event of default in connection with any outstanding series of subordinated debt securities occurs and is continuing, the trustee or the holders of at least 25% in principal amount of the outstanding debt securities of that series will be entitled to declare the principal amount due and payable immediately. Subject to certain conditions, the holders of a majority of the principal amount of subordinated debt securities of a series will be entitled to rescind and annul any such declaration of acceleration.
In addition, the subordinated indenture may provide for defaults, which are not events of default and do not entitle the holders to accelerate the principal of the subordinated debt securities. Unless otherwise specified in the applicable prospectus supplement, the following will constitute defaults under the subordinated indenture with respect to subordinated debt securities of a series:

•	our failure to pay principal of, or any premium on, any debt security of that series when the payment is due;
•	our failure to pay any interest on any debt security of that series when the interest payment is due, and continuance of this default for 30 days;
•
our default in the performance, or breach, of any of our covenants or warranties in the subordinated indenture, other than a covenant or warranty included in the subordinated indenture solely for the benefit of a different series of subordinated debt securities, which has continued for 60 days after we have been given written notice of the default as provided in the subordinated indenture; and

•	any other default regarding that series of debt securities.
Defeasance and Covenant Defeasance. Unless otherwise specified in the applicable prospectus supplement, we will be permitted to elect defeasance and/or covenant defeasance under the same terms described above under “Senior Debt Securities—Defeasance and Covenant Defeasance.”
Modification and Waiver. Unless otherwise specified in the applicable prospectus supplement, the terms for amendment or modification of the subordinated indenture and waiver of compliance with certain provisions or past defaults under the subordinated indenture will be the same as those described above under “Senior Debt Securities—Modification and Waiver.” Additionally, unless otherwise specified in the applicable prospectus supplement, no modification or amendment to the subordinated indenture will be permitted to, without the consent of the holder of each outstanding subordinated debt security affected, modify the subordination provisions of the subordinated debt securities of any series in a manner adverse to the holders of the subordinated debt securities.
Consolidation, Merger, and Sale of Assets. Unless otherwise specified in the applicable prospectus supplement, we will be entitled to, without the consent of the holders of any subordinated debt securities, consolidate or merge with any other person or transfer or lease all or substantially all of our assets to another person or permit another corporation to merge into the Company under the same terms described above under “Senior Debt Securities—Consolidation, Merger, and Sale of Assets.”
Regarding the Trustee
Unless otherwise specified in the applicable prospectus supplement, the right of the trustee to obtain payment of claims or secure its claims will be limited, should it become our creditor.
The trustee will be permitted to engage in certain other transactions with us. However, if the trustee acquires any conflicting interest (within the meaning of the Trust Indenture Act of 1939, as amended), the trustee will be required to either eliminate the conflict or resign, to the extent and in the manner provided by, and subject to the provisions of, the Trust Indenture Act of 1939, as amended, and the applicable indenture.
The accompanying prospectus supplement will specify the trustee for the particular series of debt securities to be issued under either of the indentures.
Governing Law
The senior indenture, the subordinated indenture, the senior debt securities, and the subordinated debt securities will be governed by and construed in accordance with the laws of the State of New York.

DESCRIPTION OF COMMON STOCK
We may issue, separately or together with, or upon conversion, exercise or exchange of other securities, shares of our common stock, par value $.01 per share, as set forth in the applicable prospectus supplement. The following summary does not purport to be exhaustive and may not contain all the information that is important to you. You should refer to the applicable provision of our Certificate of Incorporation, as amended, and Amended and Restated Bylaws, as amended, and to the Delaware General Corporation Law (“DGCL”) for a complete statement of the terms and rights of our common stock. You should carefully consider the actual provisions of our Certificate of Incorporation, as amended, and Amended and Restated Bylaws, as amended, as well as relevant portions of the DGCL.
Under our Certificate of Incorporation, as amended, we are authorized to issue up to an aggregate of 18,000,000 shares of common stock, consisting of 15,000,000 shares of common stock, par value $.01 per share, and 3,000,000 shares of nonvoting common stock, par value $.01 per share. As of June 24, 2016, there were 8,522,320 shares of common stock outstanding, and an aggregate of 132,508 shares of common stock reserved for issuance upon the exercise of outstanding stock options. Our common stock is currently traded on the NASDAQ Global Select Market under the symbol “CASH.” No shares of our nonvoting common stock are issued or outstanding.
Each share of our common stock has the same relative rights and is identical in all respects with each other share of our common stock, except that our nonvoting common stock only has those voting rights required by the DGCL. Each share of our nonvoting common stock will automatically convert into one share of our common stock only in the event of a “Permitted Transfer” (as defined in our Certificate of Incorporation, as amended) to a transferee. Our common stock represents non-withdrawable capital, is not of an insurable type and is not insured by the FDIC.
Except with respect to the nonvoting common stock, each holder of our common stock is entitled to one vote for each share held on all matters voted upon by stockholders, subject to the restrictions on acquisitions of stock and related takeover defensive provisions set forth in our Certificate of Incorporation, as amended, and our Amended and Restated Bylaws, as amended (see below for a summary). If the Company issues preferred stock, holders of the preferred stock may also possess voting rights.
Liquidation or Dissolution. In the event of the liquidation or dissolution of the Company, the holders of our common stock are entitled to receive — after payment or provision for payment of all debts and liabilities of the Company (including all deposits in the Bank and accrued interest thereon) and after the distribution to certain eligible account holders who continue their deposit accounts at the Bank — all assets of the Company available for distribution, in cash or in kind. If the Company issues preferred stock, the holders thereof may have a priority interest over the holders of our common stock in the event of liquidation or dissolution.

No Preemptive Rights. Holders of our common stock are not entitled to preemptive rights with respect to any shares of our common stock which may be issued. Our common stock is not subject to call for redemption and each outstanding share of our common stock is fully paid and nonassessable.
Dividends. The board of directors of the Company (or an authorized committee thereof) has the power to declare dividends from time to time as permitted by applicable law. Holders of common stock are entitled to receive dividends declared by our board of directors out of funds legally available therefor. Holders of preferred stock and debt securities, however, have a priority right to distributions and payment over common stock. The ability to pay dividends depends on the amount of dividends paid to us by the Bank. Our payment of dividends, and the Bank’s payment of dividends to us, are subject to government regulation, in that regulatory authorities may prohibit banks and their holding companies from paying dividends in a manner that would constitute an unsafe or unsound banking practice or would reduce the amount of its capital below that necessary to meet minimum applicable regulatory capital requirements. In addition, under the Dodd-Frank Act and Federal Reserve regulations, a bank holding company is required to serve as a source of financial and managerial strength to its subsidiary banks and may not conduct its operations in an unsafe or unsound manner. Under these requirements, the holding company may be required to contribute additional capital to an undercapitalized subsidiary bank. This additional capital may be required at times when the holding company may not have the resources to provide such support. The board of directors may fix a record date, which shall not be more than sixty days prior to the date on which a dividend is to be paid, for determining stockholders entitled to receive payment of such dividend, provided that if no record date is fixed by the board of directors in connection with the declaration of a dividend, the record date shall be at the close of business on the day on which the board of directors adopts a resolution declaring such dividend.
Dividend Restrictions-Company. The Company, a Delaware corporation and savings and loan holding company, is regulated by the Federal Reserve. The Federal Reserve has issued a policy statement on the payment of cash dividends by financial institution holding companies, which expresses its view that such companies should pay cash dividends only to the extent that its net income for the past year is sufficient to cover both the cash dividends and a rate of earnings retention that is consistent with the holding company’s capital needs, asset quality and overall financial condition. The Federal Reserve also indicated that it would be inappropriate for a company experiencing serious financial problems to borrow funds to pay dividends. Furthermore, a holding company may be prohibited from paying any dividends if the holding company’s bank subsidiary is not adequately capitalized. Delaware law also imposes restrictions on the payment of dividends that may prohibit the Company from paying  dividends under certain circumstances.

Dividend Restrictions-Bank. The Bank may not pay cash dividends if doing so would reduce the amount of its capital below that necessary to meet minimum regulatory capital requirements, including capital conservation buffer requirements. Moreover, and among other requirements based on safety and soundness, the Bank is subject to minimum earnings tests imposed by its primary federal regulator and must also receive Federal Reserve approval under the Dodd-Frank Act before dividends can be declared.  Accordingly, the dividend restrictions imposed on the Bank by regulation or statute effectively may limit the amount of dividends we can pay.

Unissued Stock. The authorized but unissued and unreserved shares of our common stock are available for general corporate purposes including, but not limited to, possible issuance as stock dividends or stock splits, in future mergers or acquisitions, under a cash dividend reinvestment and stock purchase plan, in a future underwritten or other public offering or under an employee stock ownership plan. Except as described above, or as otherwise required to approve the transaction in which the additional authorized shares of our common stock would be issued, no stockholder approval will be required for the issuance of these shares of our common stock. The board of directors of the Company, without stockholder approval, can issue preferred stock with voting and conversion rights which could adversely affect the voting power of the holders of the Company’s common stock.
Transfer Agent. Our transfer agent for the common stock is Computershare Trust Company, N.A.
Certain Restrictions on Acquisitions of Stock and Related Takeover Defensive Provisions. The following discussion is a general summary of certain material provisions in our Certificate of Incorporation, as amended, and Amended and Restated Bylaws, as amended, which may be deemed to have an “anti-takeover” effect and could potentially discourage or even prevent a bid for the Company, which might otherwise result in stockholders receiving a premium for their stock.
Our Certificate of Incorporation, as amended, provides that the board of directors of the Company will be divided into three classes, with directors in each class elected for three-year staggered terms. Thus, it would take two annual elections to replace a majority of the board of directors. The size of our board of directors may be increased or decreased only by a majority vote of the board of directors and any vacancy occurring in the board of directors, including a vacancy created by an increase in the number of directors, shall be filled for the remainder of the unexpired term by a majority vote of the directors then in office. The stockholders of the Company do not have cumulative voting rights in the election of directors and a director may only be removed for cause by the affirmative vote of 75% of the shares of stock eligible to vote. Our Amended and Restated Bylaws, as amended, impose certain notice and information requirements in connection with the nomination by stockholders of candidates for election to the board of directors or the proposal by stockholders of business to be acted upon at an annual meeting of stockholders.
Our Certificate of Incorporation, as amended, further provides that any action required or permitted to be taken by our stockholders must be effected at a duly called annual or special meeting of stockholders and may not be effected by any consent in writing by such stockholders.
Our Certificate of Incorporation, as amended, further provides that a special meeting of our stockholders may be called only pursuant to a resolution adopted by a majority of the board of directors.
Our Certificate of Incorporation, as amended, also authorizes our board of directors to issue preferred stock from time to time in one or more series subject to applicable provisions of law. In the event of a proposed merger, tender offer or other attempt to gain control of the Company that the board of directors does not approve, it might be possible for our board of directors to authorize the issuance of a series of our preferred stock with rights and preferences that would impede the completion of such a transaction.
Our Certificate of Incorporation, as amended, further provides that in no event shall any record owner of any outstanding common stock which is beneficially owned (pursuant to Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, by a person who beneficially owns in excess of 10% of the then‑outstanding shares of our common stock (the “Limit”) be entitled or permitted to any vote in respect of the shares of our common stock held in excess of the Limit.
Our Certificate of Incorporation, as amended, also requires that certain business combinations, as defined therein, between the Company (or any majority-owned subsidiary thereof) and a 10% or more stockholder either (1) be approved by at least 75% of the total number of outstanding shares of our voting stock, voting as a single class, (2) be approved by a majority of the disinterested directors of the Company or (3) involve consideration per share of stock generally equal to that paid by such 10% stockholder when it acquired its block of stock.
Our Certificate of Incorporation, as amended, further provides that purchases by the Company of any of the Company’s equity securities traded on a public exchange or system from a 5% or more stockholder must be approved by at least 75% of the total number of outstanding shares of our voting stock (not counting the stock held by the proposed selling stockholder), unless such purchase is made (1) in connection with a tender or exchange offer applicable to all holders of the same securities, (2) under an open market purchase program approved by a majority of the disinterested directors of the Company, or (3) at no more than the market price and with the approval of a majority of the disinterested directors of the board of directors of the Company.
Finally, amendments to our Certificate of Incorporation, as amended, must be approved by a majority vote of our board of directors and also by a majority of the outstanding shares of our voting stock; provided, however, that approval by at least 75% of the outstanding voting stock is generally required for certain provisions (i.e., provisions relating to number, classification, election and removal of directors; amendment of bylaws; call of special stockholder meetings; offers to acquire and acquisitions of control; director liability; certain business combinations; power of indemnification; and amendments to provisions relating to the foregoing in our Certificate of Incorporation, as amended). Our Amended and Restated Bylaws, as amended, may be amended by a majority of the board of directors or the affirmative vote of at least 75% of the total votes eligible to be voted at a duly constituted meeting of stockholders.

DESCRIPTION OF PREFERRED STOCK
We may issue, separately or together with, or upon conversion, exercise or exchange of other securities, preferred stock, par value $.01 per share, as set forth in the applicable prospectus supplement. The following summary does not purport to be exhaustive and may not contain all the information that is important to you . You should refer to the applicable provision of our Certificate of Incorporation, as amended, and Amended and Restated Bylaws, as amended, and to the DGCL for a complete statement of the terms and rights of our preferred stock. You should carefully consider the actual provisions of our Certificate of Incorporation, as amended, and Amended and Restated Bylaws, as amended, as well as relevant portions of the DGCL.
Under our Certificate of Incorporation, as amended, we are authorized to issue up to 3,000,000 shares of preferred stock, par value $0.01 per share. As of June 24, 2016, no shares of preferred stock were issued and outstanding.
Our board of directors has the authority, without further action by our stockholders, to issue from time to time the preferred stock in one or more series, and to fix the number of shares, designations, preferences, powers, and other rights and qualifications, limitations or restrictions as our board of directors may authorize, including:

•	the distinctive designation of each series and the number of shares that will constitute the series;
•	the voting rights, if any, of shares of the series and the terms and conditions of the voting rights;
•
the dividend rate on the shares of the series, the dates on which dividends are payable, any restriction, limitation or condition upon the payment of dividends, whether dividends will be cumulative, and the dates from and after which dividends shall accumulate;

•	the prices at which, and the terms and conditions on which, the shares of the series may be redeemed, if the shares are redeemable;
•	the terms and conditions of a sinking or purchase fund for the purchase or redemption of shares of the series, if such a fund is provided;
•	any preferential amount payable upon shares of the series in the event of the liquidation, dissolution or winding up of, or upon the distribution of any of our assets; and
•
the prices or rates of conversion or exchange at which, and the terms and conditions on which, the shares of the series may be converted or exchanged into other securities, if the shares are convertible or exchangeable.

The particular terms of any series of preferred stock, and the transfer agent and registrar for that series, will be described in a prospectus supplement. All preferred stock offered, when issued, will be fully paid and nonassessable. Any material U.S. federal income tax consequences and other special considerations with respect to any preferred stock offered under this prospectus will also be described in the applicable prospectus supplement.
DESCRIPTION OF DEPOSITARY SHARES
We may issue, separately or together with, or upon conversion, exercise or exchange of other securities, fractional interests in shares of our preferred stock, rather than full shares of preferred stock, as set forth in the applicable prospectus supplement. If we do, we will provide for the issuance by a depositary to the public of receipts for depositary shares, each of which will represent a fractional interest in a share of a particular series of preferred stock, as set forth in the applicable prospectus supplement. The following summary of the terms of the depositary shares does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the terms of the depositary shares and preferred stock, as well as the form of the deposit agreement, which we will file with the SEC in connection with the issuance of the depositary shares, and our Certificate of Incorporation, as amended, and Amended and Restated Bylaws. You should carefully consider the actual provisions of these documents.
The shares of any series of preferred stock underlying the depositary shares will be deposited under a separate deposit agreement between us and a bank or trust company having its principal office in the United States and having a combined capital and surplus of such amount as may be set forth in the applicable prospectus supplement, which we refer to in this section as the depositary. We will name the depositary in the applicable prospectus supplement. Subject to the terms of the deposit agreement, each owner of a depositary share will have a fractional interest in all the rights and preferences of the preferred stock underlying the depositary share. Those rights include any dividend, voting, redemption, conversion and liquidation rights.

The depositary shares will be evidenced by depositary receipts issued under the deposit agreement. If you purchase fractional interests in shares of the related series of preferred stock, you will receive depositary receipts as described in the applicable prospectus supplement. Unless we specify otherwise in the applicable prospectus supplement, you will not be entitled to receive the whole shares of preferred stock underlying the depositary shares.
Unless otherwise provided in the applicable prospectus supplement or required by law, the form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement may be amended at any time by an agreement between us and the depositary. Unless otherwise provided in the applicable prospectus supplement or required by law, a deposit agreement may be terminated by either the depositary or us only if:

•	all outstanding depositary shares relating to the deposit agreement have been redeemed; or
•
there has been a final distribution on the preferred stock of the relevant series in connection with our liquidation, dissolution or winding up and the distribution has been distributed to the holders of the related depositary receipts evidencing the depositary shares.

If necessary, the prospectus supplement will provide a description of U.S. Federal income tax consequences relating to the purchase and ownership of the series of depositary shares offered under this prospectus and the applicable prospectus supplement.
We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We will pay charges of the depositary associated with the initial deposit and any redemption of the preferred stock. Holders of depositary shares will pay transfer and other taxes and governmental charges, and any other charges that are stated to be their responsibility in the deposit agreement.
The depositary will forward to the holders of depositary shares all reports and communications that it receives from us, and that we are required to furnish to the holders of the preferred stock. The description in the applicable prospectus supplement and other offering material of any depositary shares we offer will not necessarily be complete and will be qualified in its entirety by reference to the applicable depositary agreement, which will be filed with the SEC if we offer depositary shares, and the terms of the underlying preferred stock.
DESCRIPTION OF WARRANTS
We may issue, separately or together with, or upon conversion, exercise or exchange of other securities, warrants in one or more series to purchase common stock, preferred stock, depositary shares, or any combination of those securities. Warrants may be issued independently or together with the underlying securities, and may be attached to or separate from the underlying securities. We may issue series of warrants under a separate warrant agreement between us and a warrant agent. The following descriptions outline some of the general terms and provisions of the warrants that we may issue from time to time. Specific terms of a series of warrants and any related warrant agreement will be stated in the applicable prospectus supplement. The following description and any description of a series of warrants in a prospectus supplement are not complete and are subject to and qualified in their entirety by reference to the terms and provisions of the warrants and any related warrant agreement, which we will file with the SEC in connection with the issuance of that series of warrants. We urge you to read any applicable warrant agreements and warrant certificates, because those documents, and not these descriptions, define your rights as a holder of warrants.
The applicable prospectus supplement will describe the following terms, where applicable, of warrants in respect of which this prospectus is being delivered:

•	the title of the warrants;
•	the designation, amount and terms of the securities for which the warrants are exercisable and the procedures and conditions relating to the exercise of such warrants;
•	the designation and terms of the other securities, if any, with which the warrants are to be issued and the number of warrants issued with each such security;
•	the price or prices at which the warrants will be issued;
•	the aggregate number of warrants;
•	any provisions for adjustment of the number or amount of securities receivable upon exercise of the warrants or the exercise price of the warrants;
•	the price or prices at which the securities purchasable upon exercise of the warrants may be purchased;
•	if applicable, a discussion of the material U.S. federal income tax considerations applicable to the warrants;
•	the date on which the right to exercise the warrants shall commence and the date on which the right shall expire;
•	the maximum or minimum number of warrants which may be exercised at any time;
•	whether the warrants are to be issued in registered or bearer form;
•	whether the warrants are extendible and the period or periods of such extendibility;
•	the identity of any warrant agent; and
•	other terms of the warrants, including terms, procedures and limitations relating to the exchange, transfer and exercise of the warrants.
Before exercising their warrants, holders of warrants will not have any of the rights of holders of the securities purchasable upon such exercise, including the right to receive dividends, if any, or payments upon our liquidation, dissolution or winding-up or to exercise voting rights, if any.
DESCRIPTION OF UNITS
We may issue, separately or together with, or upon conversion, exercise or exchange of other securities,. units comprised of one or more of the securities described in this prospectus in any combination. Each unit will be issued so that the holder of the unit also is the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately at any time or at any time before a specified date.
The applicable prospectus supplement relating to the units we may offer will include specific terms relating to the offering, including, among others: the designation and terms of the units and of the securities comprising the units, and whether and under what circumstances those securities may be held or transferred separately; any provision for the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising those units; and whether the units will be issued in fully registered or global form. This summary is therefore subject to and is qualified in its entirety by reference to all the provisions of any applicable unit agreement, including any definitions of terms used therein. Your rights will be defined by the terms of any applicable unit agreement, not the summary provided herein. This summary is also subject to and qualified by reference to the description of the particular terms of a particular unit described in the applicable prospectus supplement or supplements.
PLAN OF DISTRIBUTION
We may sell the securities being offered hereby, from time to time, by one or more of the following methods, or any combination thereof, or through any other method permitted by law: to or through underwriters, brokers or dealers, with or without an underwriting syndicate, for them to offer and sell to the public; directly to one or more purchasers in negotiated purchases or in competitively bid transactions; through designated agents; directly to holders of warrants exercisable for our securities upon the exercise of warrants; or through a combination of any of these methods of sale. We reserve the right to accept or reject, in whole or in part, any proposed purchase of securities, whether the purchase is to be made directly or through agents.

Each time that we use this prospectus to sell our securities, we will also provide a prospectus supplement that contains the specific terms of the offering. We will set forth the terms of the offering of securities in the prospectus supplement, including: the name or names of any underwriters, dealers, or agents and the types and amounts of securities underwritten or purchased by each of them; the public offering price of the securities and the proceeds to us, any over-allotment options under which underwriters may purchase additional securities from us; any agency fees or underwriting discounts or other items constituting agents' or underwriters' compensation; and any discounts, commissions or concessions allowed or reallowed or paid to underwriters, agents or dealers; and any delayed delivery arrangements.
The offer and sale of the securities described in this prospectus by us, the underwriters, or the third parties described above may be effected from time to time in one or more transactions: at a fixed price or prices, which may be changed; at market prices prevailing at the time of sale; in “at the market offerings,” within the meaning of Rule 415(a)(4) of the Securities Act, to or through a market maker or into an existing trading market, on an exchange, or otherwise; at prices related to the prevailing market prices; or at negotiated prices.
Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time. In compliance with guidelines of the Financial Industry Regulatory Authority, or FINRA, the maximum consideration or discount to be received by any FINRA member or independent broker dealer may not exceed 8% of the aggregate amount of the securities offered pursuant to this prospectus and any applicable prospectus supplement.
Unless otherwise specified in the related prospectus supplement, each series of securities will be a new issue with no established trading market, other than shares of our common stock, which are listed on the NASDAQ Global Select Market. We may elect to list any series of preferred stock or other securities on an exchange, but we are not obligated to do so. It is possible that one or more underwriters may make a market in the securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of, or the trading market for, any offered securities.
If underwriters are used in the sale of any securities, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The securities may be either offered to the public through underwriting syndicates represented by managing underwriters, or directly by underwriters. Generally, the underwriters’ obligations to purchase the securities will be subject to certain conditions precedent set forth in the applicable underwriting agreement. We may offer the securities to the public through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. The underwriters will be obligated to purchase all of the securities if they purchase any of the securities. Only underwriters that we have named in the prospectus supplement will be underwriters of the securities offered by that prospectus supplement.
If we use dealers in the sale of securities, we may sell securities to such dealers as principals. The dealers may then resell the securities to the public at varying prices to be determined by such dealers at the time of resale. If we use agents in the sale of securities, unless otherwise indicated in the prospectus supplement, they will use their reasonable best efforts to solicit purchases for the period of their appointment. We may solicit offers to purchase the securities directly, and we may sell the securities directly to institutional or other investors, who may be deemed underwriters within the meaning of the Securities Act with respect to any resales of those securities. Unless otherwise indicated in a prospectus supplement, if we sell directly, no underwriters, dealers or agents would be involved. The terms of these sales will be described in the applicable prospectus supplement. We will not make an offer of securities in any jurisdiction that does not permit such an offer.
We may sell the securities through agents from time to time. The prospectus supplement will name any agent involved in the offer or sale of our securities and any commissions we pay to them. Generally, any agent will be acting on a best efforts basis for the period of its appointment.
We may authorize underwriters, dealers, or agents to solicit offers by certain purchasers to purchase our securities at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth any commissions or discounts we pay for solicitation of these contracts.
Agents and underwriters may be entitled to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments that the agents or underwriters may be required to make in respect thereof. Agents and underwriters may be customers of, engage in transactions with, or perform services for us in the ordinary course of business.
In connection with any offering, the underwriters may purchase and sell securities in the open market. These transactions may include short sales, over-allotment, stabilizing transactions and purchases to cover positions created by short sales and penalty bids. Short sales involve the sale by the underwriters of a greater number of securities than they are required to purchase in an offering. Over-allotment involves sales in excess of the offering size, which create a short position. Stabilizing transactions consist of certain bids or purchases of the offered securities or any underlying securities made for the purpose of preventing or retarding a decline in the market price of the securities while an offering is in progress. Short-covering transactions involve purchases of the securities, either through exercise of the over-allotment option or in the open market after the distribution is completed, to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the securities originally sold by the dealer are purchased in a stabilizing or covering transaction to cover short positions. These activities by the underwriters may stabilize, maintain or otherwise affect the market price of the securities. As a result, the price of the securities may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected on an exchange or automated quotation system, if the securities are listed on an exchange or admitted for trading on an automated quotation system, in the over-the-counter market, or otherwise.
We may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates in connection with those derivatives then the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of securities. The third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement (or a post-effective amendment).
Underwriters, dealers and agents and their affiliates may be customers of, engage in transactions with, or perform services for us or our subsidiaries in the ordinary course of their businesses. In connection with the distribution of the securities offered under this prospectus, we may enter into swap or other hedging transactions with, or arranged by, underwriters or agents or their affiliates. These underwriters or agents or their affiliates may receive compensation, trading gain or other benefits from these transactions.
Under the securities laws of some states, to the extent applicable, the securities may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the securities may not be sold unless such securities have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.
LEGAL MATTERS
Except as otherwise provided in any prospectus supplement, the validity of the securities offered by us pursuant to this prospectus will be passed upon for us by Katten Muchin Rosenman LLP. If legal matters in connection with any offering made pursuant to this prospectus are passed upon by counsel for underwriters, dealers or agents, if any, such counsel will be named in the prospectus supplement relating to such offering.
EXPERTS
The consolidated financial statements of Meta Financial Group, Inc. as of September 30, 2015 and 2014, and for each of the years in the three-year period ended September 30, 2015, and management’s assessment of the effectiveness of internal control over financial reporting as of September 30, 2015, which are included in our Annual Report on Form 10-K for the fiscal year ended September 30, 2015, have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

$

Meta Financial Group, Inc.

% Fixed-to-Floating Rate Subordinated Notes Due         , 2026

           , 2016